UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

FLUIDIGM CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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7000 Shoreline Court, Suite 100

South San Francisco, California 94080

(650) 266-6000

March 26, 2012

Dear Stockholder:

We are pleased to invite you to attend our 2012 annual meeting of stockholders to be held on Wednesday, May 16, 2012 at 10:00 a.m., Pacific time, at the offices of Wilson Sonsini Goodrich & Rosati, P.C., located at 650 Page Mill Road, Palo Alto, California 94304. The formal meeting notice and proxy statement are attached.

At this year’s annual meeting, our stockholders will be asked to:

•	elect the nominee for Class II director named in the proxy statement to hold office until our 2015 annual meeting of stockholders or until his successor is duly elected and qualified;

•	vote, on an advisory basis, to approve the compensation of our named executive officers for the year ended December 31, 2011, as set forth in the proxy statement; and

•	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.

Your vote is important. Whether or not you plan to attend the annual meeting, it is important that your shares be represented, and we hope you will vote as soon as possible. Please vote promptly by mailing a completed proxy card in the enclosed return envelope (which is postage prepaid if mailed in the United States). Please remember to sign and date your card. If you hold shares of our common stock through a broker, bank, trustee or other nominee, please follow the voting instructions provided. You may be able to vote by telephone or over the Internet.

Thank you for your continued support of Fluidigm. We look forward to seeing you at our annual meeting.

Sincerely,

Gajus V. Worthington

President and Chief Executive Officer

This notice of our annual meeting of stockholders, the proxy statement and the proxy card are being distributed and made available on or about March 26, 2012.

FLUIDIGM CORPORATION

7000 Shoreline Court, Suite 100

South San Francisco, California 94080

(650) 266-6000

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., Pacific time, on Wednesday, May 16, 2012

Place	Offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304

Items of Business

•    To elect the nominee for Class II director named in this proxy statement to hold office until our 2015 annual meeting of stockholders or until his successor is duly elected and qualified.

•    To vote, on an advisory basis, to approve the compensation of our named executive officers for the year ended December 31, 2011, as set forth in this proxy statement.

•    To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.

•    To transact any other business that may properly come before the 2012 annual meeting.

Adjournments and Postponements	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were a Fluidigm stockholder of record as of the close of business on the record date, March 19, 2012.

Meeting Admission

You are entitled to attend the annual meeting only if you were a Fluidigm stockholder as of the close of business on the record date or otherwise hold a valid proxy for the annual meeting. If you are not a stockholder of record but hold shares through a broker, bank, trustee or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to the record date, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or similar evidence of ownership.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card or, if you vote by telephone or over the Internet, by indicating your plans when prompted.

Annual Report	Our 2011 annual report is enclosed with these materials as a separate booklet. You may also access our 2011 annual report by visiting www.proxyvote.com. Our 2011 annual report is not a part of the proxy solicitation materials.

Voting	Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions in the section entitled “Questions and Answers About the Proxy Materials and Annual Meeting” beginning on page 1 of this proxy statement, or your enclosed proxy card.

PROXY STATEMENT

FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

-i-

-ii-

FLUIDIGM CORPORATION

7000 Shoreline Court, Suite 100

South San Francisco, California 94080

PROXY STATEMENT

For the Annual Meeting of Stockholders

to be held on May 16, 2012

QUESTIONS AND ANSWERS

ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. The person you designate is your “proxy,” and you give the proxy authority to vote your shares by submitting the enclosed proxy card or, if available, voting by telephone or over the Internet. We have designated our President and Chief Executive Officer, Gajus V. Worthington, our Chief Financial Officer, Vikram Jog, and our Executive Vice President and General Counsel, William M. Smith, to serve as proxies for the annual meeting.

Why am I receiving these materials?

We are providing these proxy materials in connection with the solicitation by our board of directors of proxies to be voted at our 2012 annual meeting of stockholders, which will take place on Wednesday, May 16, 2012 at 10:00 a.m., Pacific time, at the offices of Wilson Sonsini Goodrich & Rosati, P.C. located at 650 Page Mill Road, Palo Alto, California 94304. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement.

This proxy statement and the accompanying proxy card, notice of annual meeting and voting instructions are being mailed on or about March 26, 2012 to all stockholders of record entitled to vote at the annual meeting.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and most highly paid executive officers, our corporate governance policies, information on our board of directors, and certain other required information.

How do I get electronic access to the proxy materials?

The notice of annual meeting, proxy statement and 2011 annual report are available by visiting www.proxyvote.com and typing in the control number as set forth (i) on the proxy card (for stockholders of record), or (ii) on the voting instruction form (for individuals who hold shares through a broker, bank, trustee or nominee).

What items of business will be voted on at the annual meeting?

The items of business scheduled to be voted on at the annual meeting are as follows:

•	the election of the nominee for Class II director named in this proxy statement to hold office until our 2015 annual meeting of stockholders or until his successor is duly elected and qualified;

•	to vote, on an advisory basis, to approve the compensation of our named executive officers for the year ended December 31, 2011, as set forth in this proxy statement; and

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.

We will also transact any other business that properly comes before the annual meeting.

How does the board of directors recommend that I vote?

Our board of directors recommends that you vote your shares:

•	“FOR” the nominee for Class II director named in this proxy statement;

•	“FOR” approval of the compensation of our named executive officers for the year ended December 31, 2011, on an advisory basis; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.

What shares can I vote?

Each share of our common stock issued and outstanding as of the close of business on March 19, 2012, the record date for the 2012 annual meeting of stockholders, is entitled to vote on all items being considered at the 2012 annual meeting. You may vote all shares owned by you as of the record date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank, trustee or other nominee. On the record date, we had 20,495,714 shares of common stock issued and outstanding.

How many votes am I entitled to per share?

For all matters described in this proxy statement for which your vote is being solicited, each holder of shares of common stock is entitled to one vote for each share of common stock held by such holder as of the record date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many stockholders hold their shares as a beneficial owner through a broker, bank, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and these proxy materials were sent directly to you by Fluidigm’s mailing agent. As the stockholder of record, you have the right to grant your voting proxy directly to our designated proxies or to vote in person at the annual meeting. We have enclosed a proxy card for you to use with the printed proxy materials delivered to you. You may also vote on the Internet or by telephone, as described below under the heading “How can I vote my shares without attending the annual meeting?” and on your proxy card.

Beneficial Owner

If your shares are held through a broker, bank, trustee or other nominee, you are considered the beneficial owner of shares held in street name, and the notice of annual meeting, proxy statement and 2011 annual report were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote your shares, and you are also invited to attend the annual meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. If you are a beneficial owner and do not wish to vote in person or you will not be attending the annual meeting, you may vote by following the instructions provided by your broker, bank, trustee or other nominee.

How can I contact Fluidigm’s transfer agent?

Contact our transfer agent by writing Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021, or by calling (781) 575-2900.

How can I attend the annual meeting?

You are entitled to attend the annual meeting only if you were a Fluidigm stockholder as of the record date or you hold a valid proxy for the annual meeting. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to March 19, 2012, together with a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or other similar evidence of ownership.

If you do not comply with the procedures outlined above, you may not be admitted to the annual meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card or, if you vote by telephone or Internet, by indicating your plans when prompted.

Will the annual meeting be webcast?

We do not expect to webcast the annual meeting.

How can I vote my shares in person at the annual meeting?

Shares held in your name as the stockholder of record may be voted by you in person at the annual meeting. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from the broker, bank, trustee or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the annual meeting?

By mail

Complete, sign and date the enclosed proxy card or voting instruction card and return it in the return envelope provided (which is postage prepaid if mailed in the United States). If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by our board of directors.

If you are a stockholder of record and the prepaid envelope is missing, please mail your completed proxy card to Fluidigm Corporation, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717.

If you are a beneficial owner of shares, you should have received a proxy card and voting instructions with these proxy materials from your broker, bank, trustee or other nominee. Simply complete and mail the proxy card provided to the address provided by your broker, bank, trustee or other nominee.

You may attend the annual meeting in person even if you have already voted by proxy.

By telephone or on the Internet

If you are a stockholder of record, you may vote by following the telephone or Internet voting instructions on your proxy card.

If you are a beneficial owner of shares, your broker, bank, trustee or other nominee may make telephone or Internet voting available to you. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank, trustee or other nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

Can I change my vote or revoke my proxy?

You may change your vote at any time prior to the taking of the vote at the annual meeting. If you are the stockholder of record, you may change your vote by (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (ii) providing a written notice of revocation to our corporate secretary at Fluidigm Corporation, 7000 Shoreline Court, Suite 100, South San Francisco, California 94080, Attn: Corporate Secretary, prior to your shares being voted, or (iii) attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided or, if you have obtained a legal proxy from your broker, bank, trustee or nominee giving you the right to vote your shares, by attending the annual meeting and voting in person.

Is there a list of stockholders entitled to vote at the annual meeting?

The names of stockholders of record entitled to vote at the annual meeting will be available at the annual meeting and from our corporate secretary for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our corporate headquarters at 7000 Shoreline Court, Suite 100, South San Francisco, California 94080.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Fluidigm or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

How many shares must be present or represented to conduct business at the annual meeting?

Holders of a majority of the issued and outstanding shares of common stock as of the record date must be present in person or represented by proxy, also referred to as a quorum, to hold and transact business at the annual meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank, trustee or other nominee holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. If there is no quorum, holders of a majority of the issued and outstanding shares of common stock present at the annual meeting may adjourn the meeting to another date.

What is the voting requirement to approve each of the proposals?

Proposal	Vote Required	Discretionary Voting Allowed?

Election of Class II director	Plurality of the shares	No

Advisory Vote on Approval of Executive Compensation	Majority of the shares present, represented, and entitled to vote at the meeting	No

Ratification of Appointment of Ernst & Young LLP for the year ending December 31, 2012	Majority of the shares present, represented, and entitled to vote at the meeting	Yes

If you are a beneficial owner, your broker, bank, trustee or other nominee is permitted to vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012, even if the record holder does not receive voting instructions from you. However, due to recent rule changes, your broker, bank, trustee or other nominee does not have discretionary authority to vote on the election of the Class II director without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on this matter. This represents a change from prior years when a broker, bank, trustee or other nominee had discretionary voting authority in the election of directors. In addition, discretionary voting is not allowed with respect to the proposal seeking an advisory vote on approval of executive compensation. Accordingly, if you are a beneficial owner, it is particularly important that you provide your instructions for voting your shares on the election of the Class II director and the advisory vote on approval of executive compensation to your broker, bank, trustee or other nominee.

Election of Class II Director

Since there is only one nominee for Class II director, the nominee will be elected as a Class II director if he receives at least one “FOR” vote. You may vote “FOR” or “WITHHOLD” for the director nominee. A properly executed proxy marked “WITHHOLD” with respect to the election of the Class II director will not be voted with respect to the director although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will not affect the outcome of the election of the Class II director.

Advisory Vote on Approval of Executive Compensation

The affirmative “FOR” vote of a majority of the shares present, represented, and entitled to vote on the proposal is required to approve, on an advisory basis, the compensation awarded to our named executive officers for the year ended December 31, 2011. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.

Ratification of Appointment Ernst & Young LLP

The affirmative “FOR” vote of a majority of the shares present, represented, and entitled to vote on the proposal is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.

What happens if additional matters are presented at the annual meeting?

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Gajus V. Worthington, Vikram Jog and William M. Smith, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason the Class II director nominee is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by our board of directors.

Who will count the votes?

A representative of our mailing agent, Broadridge Financial Solutions, Inc., will tabulate the votes and act as inspector of elections.

Who will bear the cost of soliciting votes for the annual meeting?

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We may also reimburse brokerage firms, bank, trustee and other nominees for the cost of forwarding proxy materials to beneficial owners.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will also disclose voting results on a Current Report on Form 8-K filed with the Securities and Exchange Commission, also referred to as the SEC, within four business days after the annual meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the annual meeting, we will file a Current Report on Form 8-K to publish preliminary results and, within four business days after final results are known, file an additional Current Report on Form 8-K to publish the final results.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our notice of annual meeting, proxy statement and 2011 annual report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Stockholders who wish to participate in householding will continue to receive separate proxy cards. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding but you and other stockholders of record with whom you share an address currently receive multiple copies of the notice of annual meeting, proxy statement, 2011 annual report and accompanying documents, or if you hold stock in more than one account, and, in either case, you wish to receive only a single copy of each of these documents for your household, please contact our mailing agent, Broadridge Financial Solutions, Inc., either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you participate in householding and wish to receive a separate copy of this notice of annual meeting, proxy statement, 2011 annual report and the accompanying documents, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge Financial Services, Inc. as indicated above.

Beneficial owners can request information about householding from their broker, banks, trustee or other nominee.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our next annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than November 26, 2012; provided, however, that in the event that we hold our 2013 annual meeting of stockholders more than 30 days before or 60 days after the one-year anniversary date of the 2012 annual meeting, we will disclose the new deadline by which stockholders proposals must be received under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, also referred to as the Exchange Act. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Fluidigm Corporation

Attn: Corporate Secretary

7000 Shoreline Court, Suite 100

South San Francisco, California 94080

Fax: (650) 871-7152

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in the company’s proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws. To be timely for our 2013 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:

•	not earlier than January 10, 2013, and

•	not later than February 9, 2013.

In the event that we hold our 2013 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2012 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting, or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present such proposal at such meeting, we are not required to present the proposal for a vote at the meeting.

Nomination of Director Candidates

Our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by our corporate secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

In addition, it is the policy of our nominating and corporate governance committee to consider recommendations for candidates to the board of directors from stockholders holding not less than one percent (1%) of the outstanding shares of our common stock continuously for at least twelve (12) months prior to the date of submission of the recommendation or nomination. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors, and should be directed to our general counsel at our address set forth above. For additional information regarding stockholder recommendations for director candidates, please see the section entitled “Corporate Governance and Board Committees—Process for Recommending Candidates to the Board of Directors.”

Availability of Bylaws

A copy of our bylaws may be obtained by accessing Fluidigm’s filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Fluidigm Policies on Business Conduct

We are committed to the highest standards of integrity and ethics in the way we conduct our business. We have adopted a code of ethics and conduct that applies to our board of directors, officers and employees, including our chief executive officer and chief financial officer. Our code of ethics and conduct establishes our policies and expectations with respect to a wide range of business conduct, including preparation and maintenance of financial and accounting information, compliance with laws and conflicts of interest.

Under our code of ethics and conduct, each of our directors, officers and employees is required to report suspected or actual violations to the extent permitted by law. In addition, we have adopted separate procedures concerning the receipt and investigation of complaints relating to accounting or audit matters. These procedures have been adopted and are administered by our audit committee.

Our code of ethics and conduct is available at our website at: http://investors.fluidigm.com/governance.cfm. When required by the rules of the NASDAQ Global Market, also referred to as NASDAQ, or the SEC, we will disclose any future amendment to, or waiver of, any provision of the code of ethics and conduct for our chief executive officer, principal financial officer, principal accounting officer or any member of our board of directors on our website within four business days following the date of such amendment or waiver.

Corporate Governance Principles

Our board of directors has adopted a set of principles that establish the corporate governance policies pursuant to which our board of directors intends to conduct its oversight of our business in accordance with its fiduciary responsibilities. Among other things, these corporate governance principles address the establishment and operation of board committees, the role of our chairman and matters relating to director independence and performance assessments.

Role and Composition of the Board

As identified in our corporate governance principles, the role of our board of directors is to oversee the performance of our chief executive officer and other senior management. Our board of directors is responsible for hiring, overseeing and evaluating management while management is responsible for running our day-to-day operations.

Our board of directors is currently comprised of six members and is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a term of three years to succeed the class of directors whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2013 for the Class III directors, 2014 for the Class I directors and 2015 for the Class II directors, respectively.

2011 Board Meetings

During 2011, our board of directors held 13 meetings. Each of our directors attended or participated in 75% or more of the meetings of the board of directors and 75% or more of the meetings held by all committees of the board of directors on which he served during the past fiscal year.

Board Leadership Structure

Chairman of the Board

Our corporate governance principles provide that the board of directors will fill the chairman and chief executive officer positions based upon the board’s view of what is in our best interests at any point in time. Although our current chairman is a non-employee director, the board has not adopted any policy requiring separation of the chairman and chief executive officer positions or requiring allocation of the chairman position to a non-employee director. Samuel D. Colella, an independent director with substantial board and executive leadership experience, currently serves as our chairman. In addition to Fluidigm, Mr. Colella currently serves on the boards of Alexza Pharmaceuticals, Inc. and Genomic Health, Inc. Our board of directors believes that Mr. Colella’s qualifications to serve as chairman include his broad understanding of the life science industry and his extensive experience with emerging private and public companies, including prior service as chairman of other boards.

Separating the positions of the chairman and chief executive officer allows our chief executive officer to focus on our day-to-day business, while allowing our chairman to lead our board in its fundamental role of providing independent advice to and oversight of management. The board believes that having an independent director serve as chairman is the appropriate leadership structure for Fluidigm at this time and demonstrates our commitment to good corporate governance.

Director Independence

As a company listed on NASDAQ, we are required under the NASDAQ listing requirements to maintain a board comprised of a majority of “independent” directors, as determined affirmatively by our board. In addition, the NASDAQ rules require that, subject to specified exceptions, each member of our audit, compensation and nominating and corporate governance committees be independent. Our board of directors determined that a majority of our directors during 2011 were “independent directors” as defined under applicable NASDAQ rules, including Raymond J. Whitaker, whose term on our board of directors ended in September 2011, Patrick S. Jones and Evan Jones, each of whom was appointed to our board of directors in March 2011, Samuel D. Colella, Kenneth J. Nussbacher and John A. Young.

In February 2012, our board of directors undertook another review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that Samuel D. Colella, Evan Jones, Patrick S. Jones, Kenneth J. Nussbacher and John A. Young, representing a majority of our directors, are “independent directors” as defined under applicable NASDAQ rules. Gajus V. Worthington is not considered an independent director because of his positions as our president and chief executive officer.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, our board of directors has a policy of conducting executive sessions of independent directors during each regularly scheduled board meeting and at such other times as requested by an independent director. These executive sessions are chaired by our chairman. Gajus V. Worthington does not participate in such sessions.

Board’s Role in Risk Oversight

While our board of directors has the ultimate oversight responsibility for the risk management process, it has charged our audit committee with responsibility to oversee management’s processes for identifying, monitoring and addressing enterprise risks, evaluate and discuss with management its assessments of matters relating to enterprise risks and oversee and monitor management’s plans to address such risks. Our audit committee oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, and to enhance stockholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a given company. The audit committee’s review of our business is an integral aspect of its assessment of management’s tolerance for risk and its determination as to the appropriate level of risk for our company.

In addition, in setting compensation, our compensation committee strives to create incentives that encourage a level of risk-taking consistent with our business strategy and to encourage a focus on building long-term value that does not encourage excessive risk-taking. In connection with its oversight of compensation-related risks, our compensation committee has reviewed our compensation programs and practices for employees, including executive and non-executive programs and practices. In its review, our compensation committee evaluated whether our policies and programs encourage unnecessary or excessive risk taking and controls, and how such policies and programs are structured with respect to risks and rewards, as well as controls designed to mitigate any risks. As a result of this review, our compensation committee determined that any risks that may result from our compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on Fluidigm.

At periodic meetings of the board and its committees and in other meetings and discussions, management reports to, and seeks guidance from, the board and its committees with respect to the most significant risks that could affect our business, such as legal risks and financial, tax and audit related risks. In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and efforts and investment policy and practices.

Board Committees

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee.  Our audit committee currently consists of directors Patrick S. Jones, Kenneth J. Nussbacher and Evan Jones. Patrick S. Jones is the chairman of the audit committee. Our board of directors has determined that each of Patrick S. Jones, Kenneth J. Nussbacher and Evan Jones is independent and financially literate under the current rules and regulations of the SEC and NASDAQ and that Mr. Patrick S. Jones qualifies as an “audit committee financial expert” within the meaning of the rules and regulations of the SEC. Mr. Nussbacher’s term as a director will end on the date of our 2012 annual meeting of stockholders. Our board of directors is evaluating alternatives regarding membership on our audit committee. A decision with respect to the appointment of an additional member to our audit committee will be made prior to the end of Mr. Nussbacher’s term to ensure continued compliance with the SEC and NASDAQ rules governing the composition of audit committees.

Our audit committee oversees our corporate accounting and financial reporting process and our enterprise risk management process, and assists our board of directors in monitoring our financial systems and our legal and regulatory compliance. Our audit committee is authorized to, among other things:

•	oversee the work of our independent registered public accounting firm;

•	approve the hiring, discharge and compensation of our independent registered public accounting firm;

•	approve engagements of our independent registered public accounting firm to render any audit or permissible non-audit services;

•	evaluate the qualifications, independence, and performance of our independent registered public accounting firm;

•

discuss and, as appropriate, review with management and our independent registered public accounting firm our annual and quarterly financial statements and our major critical accounting policies and practices;

•	review management’s assessment of our internal controls; and

•	review the adequacy and effectiveness of our internal control policies and procedures.

Our audit committee operates under a written charter approved by our board of directors. The charter is available on our website at http://investors.fluidigm.com/governance.cfm. Our audit committee held nine (9) meetings during 2011.

Compensation Committee.  Our compensation committee is currently comprised of Samuel D. Colella, Evan Jones and John A. Young, each of whom qualifies as an independent director under the applicable rules and regulations of the SEC and NASDAQ. Mr. Colella is the chairman of our compensation committee. Furthermore, to ensure compliance with Rule 16b-3 under the Exchange Act, a subcommittee of the compensation committee considers and approves the grant of executive stock options. Such subcommittee is comprised solely of “non-employee directors” pursuant to the rule.

Our compensation committee oversees our corporate compensation programs and is authorized to, among other things:

•	review the compensation and benefits of our chief executive officer and other executive officers;

•	review our corporate goals and objectives relevant to compensation of our chief executive officer;

•	assist our board in providing oversight of the company’s overall compensation plans and benefits program; and

•	administer our equity incentive plans.

Please see the section entitled “Compensation of Non-Employee Directors” and “Executive Compensation” for a description of our processes and procedures for the consideration and determination of executive and director compensation.

Our compensation committee operates under a written charter approved by the board of directors, which is available on our website at http://investors.fluidigm.com/governance.cfm. Our compensation committee held ten (10) meetings during 2011.

Nominating and Corporate Governance Committee.  Our nominating and corporate governance committee is comprised of Samuel D. Colella, Kenneth J. Nussbacher and John A. Young, each of whom qualifies as an independent director under the applicable rules and regulations of the SEC and NASDAQ. Following our 2012 annual meeting, our nominating and corporate governance committee will be comprised of Samuel D. Colella and John A. Young. Mr. Nussbacher’s term as a director will end on the date of our 2012 annual stockholder meeting. Mr. Colella is the chairman of the nominating and corporate governance committee.

Our nominating and corporate governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors and oversees our corporate governance matters. The nominating and corporate governance committee is authorized to, among other things:

•	evaluate and make recommendations regarding the composition, organization and governance of the board of directors and its committees;

•	evaluate the performance of members of the board of directors and make recommendations regarding committee and chair assignments;

•	recommend desired qualifications for board of directors membership and conduct searches for potential members of the board of directors; and

•	develop and make recommendations with regard to our corporate governance guidelines.

Our nominating and corporate governance committee operates under a written charter approved by the board of directors, which is available on our website at http://investors.fluidigm.com/governance.cfm. Our nominating and corporate governance committee held two (2) meetings during 2011.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee during our last fiscal year (which includes Samuel D. Colella, John A. Young, Evan Jones and Raymond Whitaker, Ph.D.), is, or was during 2011, an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Considerations in Identifying and Evaluating Director Nominees

Our nominating and corporate governance committee has established policies and procedures relating to the consideration of any individual recommended as a prospective director nominee from stockholders. Please see the section entitled “Process for Recommending Candidates to the Board of Directors” below. The committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the committee from other sources.

In its evaluation of director candidates, including the members of the board of directors eligible for reelection, our committee will consider the following:

•	The current size and composition of our board of directors and the needs of the board and its respective committees;

•

Factors such as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like. Our committee evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors; and

•	Other factors that our committee may consider appropriate.

Any nominee for a position on the board must satisfy the following minimum qualifications:

•	The highest personal and professional ethics and integrity;

•	Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	Skills that are complementary to those of the existing board;

•	The ability to assist and support management and make significant contributions to the company’s success; and

•	An understanding of the fiduciary responsibilities required of a member of the board and the commitment of time and energy necessary to diligently carry out those responsibilities.

If our committee determines that an additional or replacement director is required, the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, board or management.

Process for Recommending Candidates to the Board of Directors

Our nominating and corporate governance committee is responsible for, among other things, determining the criteria for membership to our board of directors and recommending candidates for election to the board of directors. It is the policy of our nominating and corporate governance committee to consider recommendations for candidates to the board of directors from stockholders holding not less than one percent (1%) of the outstanding shares of our common stock continuously for at least twelve (12) months prior to the date of submission of the recommendation or nomination. Stockholder recommendations for candidates to the board of directors must be directed in writing to Fluidigm Corporation, 7000 Shoreline Court, Suite 100, South San Francisco, California 94080, Attention: General Counsel, and must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and Fluidigm, and evidence of the recommending stockholder’s ownership of our stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like, and personal references. For details regarding the process to nominate a director directly for election to the board at an annual meeting of the stockholders, please see the section entitled “Questions and Answers About the Proxy Materials and Annual Meeting—What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?—Nomination of Director Candidates.”

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend. All of the members of our board of directors attended our 2011 annual meeting of stockholders. We have scheduled our 2012 annual stockholder meeting on the same day as a regularly scheduled board meeting in order to facilitate attendance by our board members.

Communications with the Board of Directors

Stockholders who wish to communicate with our board are welcome to do so either (i) in writing, at the following address: Fluidigm Corporation, 7000 Shoreline Court, Suite 100, South San Francisco, California 94080, Attn: Corporate Secretary or (ii) online at http://investors.fluidigm.com/governance.cfm. Communications are distributed to our board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Compensation Policy

Non-employee directors receive an annual retainer for service on our board of directors and an annual retainer for service on committees of the board as set forth below:

Annual cash retainer for each non-employee director	$20,000
Annual cash retainer for each audit committee member	$10,000
Annual cash retainer for each compensation committee member	$7,000
Annual cash retainer for each nominating and corporate governance committee member	$5,000
Additional cash retainer for chairman of the board	$10,000
Additional cash retainer for chairman of the audit committee	$5,000
Additional cash retainer for chairman of the compensation committee	$3,500
Additional cash retainer for chairman of the nominating and corporate governance committee	$2,500

Additionally, we have adopted an outside director equity compensation policy to formalize the granting of equity compensation to our non-employee directors under our 2011 Equity Incentive Plan. The policy provides for automatic, nondiscretionary grants of nonstatutory stock options, subject to the terms and conditions of the policy and the 2011 Equity Incentive Plan. Nevertheless, non-employee directors remain eligible to receive all types of awards under the 2011 Equity Incentive Plan, except for incentive stock options, and may receive discretionary awards not covered by the policy.

Under the policy, we will automatically grant an option to purchase 30,000 shares of our common stock to anyone who becomes a non-employee director on the date such person first becomes a non-employee director. An employee director who subsequently ceases to be an employee, but remains a director, will not receive such an initial award.

In addition, each non-employee director will be automatically granted an annual stock option to purchase 12,000 shares of our common stock on the date of each annual meeting of stockholders beginning on the date of the first annual meeting of stockholders that is held after such non-employee director received his or her initial award. As a result, each of our non-employee directors will receive an option to purchase 12,000 shares of our common stock on the date of our 2012 annual meeting of stockholders.

The exercise price of all stock options granted pursuant to the policy will be equal to or greater than the fair market value of our common stock on the date of grant. The term of all stock options will be ten years. Subject to the adjustment provisions of the 2011 Equity Incentive Plan, initial awards will vest as to 25% of the shares subject to such awards on each anniversary of the date of grant, provided such non-employee director continues to serve as a director through each such date. Subject to the adjustment provisions of the 2011 Equity Incentive Plan, the annual awards will vest as to 1/12 of the shares subject to such awards each month after the date of grant, provided such non-employee director continues to serve as a director through each such date.

The administrator of the 2011 Equity Incentive Plan in its discretion may change or otherwise revise the terms of awards granted under the outside director equity compensation policy.

In the event of a “change of control,” as defined in our 2011 Equity Incentive Plan, with respect to awards granted under the 2011 Equity Incentive Plan to non-employee directors, the participant non-employee director will fully vest in and have the right to exercise awards as to all shares underlying such award regardless of performance goals, vesting criteria or other conditions.

2011 Director Compensation

The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our board of directors for the year ended December 31, 2011. The table excludes Mr. Worthington, who is a named executive officer and did not receive any compensation from us in his role as a director in 2011.

	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Samuel D. Colella	48,000	119,848	167,848
Evan Jones	26,530	323,855	350,385
Patrick S. Jones	28,264	334,088	362,352
Jeremy Loh (2)	4,614	38,782	43,396
Kenneth J. Nussbacher (3)	75,945	119,848	195,793
Raymond J. Whitaker, Ph.D. (4)	25,495	38,782	64,277
John A. Young (5)	53,159	119,255	172,414

(1)	Amounts represent the aggregate grant date fair value of the option award calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation, as amended, without regard to estimated forfeitures. See Note 11 of the notes to our audited consolidated financial statements for a discussion of valuation assumptions made in determining the grant date fair value and compensation expense of our stock options.
(2)	Includes $833 for services on the board of directors in 2010. Resigned from the board of directors on March 10, 2011.
(3)	Includes $40,000 paid in 2011 for services on the board of directors and audit committee in 2009 and 2010. Will not stand for reelection at the 2012 annual meeting.
(4)	Did not stand for reelection at the 2011 annual meeting held on September 8, 2011.
(5)	Includes $20,000 paid in 2011 for services on the board of directors in 2009 and 2010.

Director Equity Awards

The aggregate number of shares underlying stock options outstanding at December 31, 2011 for each non-employee director was as follows:

Name	Aggregate Number of Shares Underlying Stock Options Outstanding as of December 31, 2011
Samuel D. Colella	29,340
Evan Jones	42,000
Patrick S. Jones	42,000
Jeremy Loh	—
Kenneth J. Nussbacher	62,370
Raymond J. Whitaker, Ph.D.	—
John A. Young	29,340

PROPOSAL NUMBER 1

ELECTION OF CLASS II DIRECTOR

Board Structure

Our board of directors is currently composed of six directors and is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class of directors whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meetings of stockholders to be held during the years 2013 for the Class III directors, 2014 for the Class I directors, and 2015 for the Class II directors.

Nominee for Class II Director (Term Expiring in 2015)

At the 2012 annual meeting, one Class II director will be elected to the board of directors by the holders of common stock and one Class II director seat will become vacant. Our nominating and corporate governance committee recommended, and our board of directors nominated, John A. Young, a current Class II director, as nominee for reelection as a Class II director at the 2012 annual meeting. Kenneth J. Nussbacher, our other current Class II director, will not stand for reelection at the 2012 annual meeting.

John A. Young has agreed to serve if elected, and management has no reason to believe that he will be unavailable to serve. In the event the nominee is unable or declines to serve as a director at the time of the 2012 annual meeting, proxies will be voted for any nominee who may be proposed by the nominating and corporate governance committee and designated by the present board of directors to fill the vacancy.

Biographical Information Concerning the Class II Director Nominee

John A. Young, age 79, has been a member of our board of directors since March 2001. Mr. Young retired as President and Chief Executive Officer of Hewlett-Packard Company, a diversified electronics manufacturer, in October 1992, where he had served as President and Chief Executive Officer since 1978. Mr. Young served as a director of Affymetrix, Inc., a provider of genomic analysis tools and reagents for genetic testing, from 1992 to 2010, Vermillion, Inc., a molecular diagnostics company, from 1994 to 2008, and is currently a director of Nanosys, Inc., a private venture-backed semiconductor company specializing in nanotechnology. Mr. Young received a B.S. in Electrical Engineering from Oregon State University and an M.B.A. from Stanford University. We believe that Mr. Young’s qualifications to serve on our board include his extensive management experience.

Required Vote

The Class II director elected to the board of directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote on the election of directors. In other words, since there is only one nominee for Class II director, Mr. Young will be elected if he receives at least one “FOR” vote. Shares represented by executed proxies will be voted, if authority to do so is not expressly withheld (as indicated on the proxy card), for the election of John A. Young as a Class II director.

Recommendation

Our board of directors recommends a vote “FOR” the election to the board of directors of John A. Young as a Class II director.

Class II Director Whose Term Expires at the 2012 Annual Meeting

Kenneth J. Nussbacher, age 59, has been a member of our board of directors since July 2003. In March 2012, Mr. Nussbacher announced that he would not stand for reelection at our 2012 annual stockholder meeting. Our board of directors, management, and founders wish to thank Mr. Nussbacher for his support and dedication to Fluidigm. From 2000 to 2009, Mr. Nussbacher served as an Affymetrix Fellow, a non-executive employee position, at Affymetrix, Inc. From 1995 to 2000, Mr. Nussbacher was Executive Vice President of Affymetrix and from 1995 to 1997, he was also Chief Financial Officer of Affymetrix. Prior to joining Affymetrix, Mr. Nussbacher was Executive Vice President for business and legal affairs of Affymax Technologies N.V., a biopharmaceutical company that was sold to GlaxoSmithKline plc in 1995. Mr. Nussbacher also served on the board of directors of Symyx Technologies, Inc., or Symyx, a combinatorial technology company that was sold to Accelrys, Inc. in 2010, from 1995 to 2008 and XenoPort, Inc., a biopharmaceutical company, from 2000 to 2009. He received a B.S. in Physics from Cooper Union and a J.D. from Duke University. We believe that Mr. Nussbacher’s qualifications to serve on our board include his understanding of the genomic research market and his experience as a chief financial officer, a board member with other public and private companies and as an executive responsible for business, financial, intellectual property and other legal matters.

Class III Directors Continuing in Office until the 2013 Annual Meeting

Samuel D. Colella, age 72, has served as a member and chairman of our board of directors since July 2000. Mr. Colella is a managing director of Versant Ventures, a healthcare venture capital firm he co-founded in 1999, and has been a general partner of Institutional Venture Partners since 1984. Mr. Colella is currently a member of the board of directors of Alexza Pharmaceuticals, Inc., a pharmaceutical company, and Genomic Health, Inc., a molecular diagnostics company, and served on the board of directors of Jazz Pharmaceuticals, Inc., a biopharmaceutical company, from 2003 to January 2012, Solta Medical, Inc., a medical aesthetics company, from 1997 to 2007 and Symyx from 1997 to 2007. Mr. Colella received a B.S. in business and engineering from the University of Pittsburgh and an M.B.A. from Stanford University. We believe that Mr. Colella’s qualifications to serve on our board and as chairman include his broad understanding of the life science industry and his extensive experience working with emerging private and public companies, including prior service as chairman of boards of directors.

Gajus V. Worthington, age 42, is a co-founder of Fluidigm and has served as our President and Chief Executive Officer and a director since our inception in June 1999. From May 1994 to April 1999, Mr. Worthington held various staff and management positions at Actel Corporation, a public semiconductor corporation that was acquired by Microsemi Corporation in 2010. Mr. Worthington received a B.S. in Physics and an M.S. in Electrical Engineering from Stanford University. We believe that Mr. Worthington’s qualifications to serve on our board include his understanding of our business, operations and strategy.

Class I Directors Continuing in Office until the 2014 Annual Meeting

Mr. Evan Jones, age 54, has served as a member of our board of directors since March 2011. Mr. Jones has served since 2007 as managing member of jVen Capital, LLC, a life sciences investment company. He also serves as executive chairman of Opgen, Inc., a privately held genetic analysis company. Previously, he co-founded Digene Corporation, or Digene, a publicly traded biotechnology company focused on women’s health and molecular diagnostic testing that was sold to Qiagen, N.V. in 2007. He served as chairman of Digene’s board of directors from 1995 to 2007, as Digene’s chief executive officer from 1990 to 2006, and as Digene’s president from 1990 to 1999. Mr. Jones is a member of the board of directors of CAS Medical Systems, Inc., a developer of patient vital signs monitoring products and technologies, and Veracyte, Inc., a private venture-backed company developing molecular tests to improve the diagnostic accuracy of cytology samples. Mr. Jones is also a member of the board of directors of the Children’s National Medical Center and the Children’s Research Institute in Washington, D.C. He is chairman of the Campaign for Public Health Foundation, an independent, not-for-profit organization dedicated to increasing funding for the Centers for Disease Control and Prevention and is a member of the board of directors and the Executive Committee of Research!America, a not-for-profit public education and advocacy alliance. Mr. Jones received a B.A. degree from the University of Colorado and an M.B.A. degree from The Wharton School at the University of Pennsylvania. We believe that Mr. Jones’ qualifications to serve on our board of directors include his knowledge of the life sciences market and his experience as a chief executive officer and as a board member with other public and private companies.

Mr. Patrick S. Jones, age 67, has served as a member of our board of directors since March 2011. Mr. Jones has been a private investor since March 2001. Mr. Jones is chairman of Epocrates, Inc., a provider of clinical solutions to healthcare professionals and interactive services to the healthcare industry, and Lattice Semiconductor Corporation, a fabless semiconductor company. He is a member of the board of directors of Openwave Systems Inc., a telecom infrastructure software provider. From June 1998 to March 2001, Mr. Jones was the Senior Vice President and Chief Financial Officer of Gemplus International S.A. (now GEMALTO N.V.), or Gemplus, a provider of solutions empowered by smart cards. Prior to Gemplus, from March 1992 to June 1998, he was vice president and corporate controller at Intel Corporation, a producer of microchips, computing and communications products. Prior to that, Mr. Jones served as Chief Financial Officer of LSI Corporation (formerly known as LSI Logic), a semiconductor company. From 2007 to 2011, Mr. Jones served on the board of directors of Novell, Inc., an enterprise infrastructure software provider that was sold to Attachmate Corporation in 2011. Mr. Jones received a B.A. degree from the University of Illinois and an M.B.A. degree from St. Louis University. We believe that Mr. Jones’ qualifications to serve on our board include his significant financial and accounting expertise and international business experience.

The ages of our directors as indicated in this proxy statement are determined as of February 29, 2012.

PROPOSAL NUMBER 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In 2011, our stockholders had the opportunity to cast an advisory vote to approve our executive compensation policies and procedures. More than 99% of the votes cast by stockholders supported our executive compensation policies and procedures. This year, as required by Section 14A of the Exchange Act, we are asking our stockholders to cast an advisory vote to approve the compensation of the named executive officers identified in the 2011 Summary Compensation Table in the “Executive Compensation” section of this proxy statement.

Compensation Program and Philosophy

The primary goal of our executive compensation program is to ensure that we hire and retain talented and experienced executive officers who are motivated to achieve or exceed our short-term and long-term corporate goals. Our compensation philosophy is team-oriented and our success is dependent on what our management team can accomplish together. Therefore, we seek to provide our executive officers with comparable levels of base salary, bonuses and annual equity awards that are based largely on overall company performance.

In determining the form and amount of compensation payable to our executive officers, we are guided by the following objectives and principles:

•	Team oriented approach to establishing compensation levels;

•	Compensation should relate to performance;

•	Equity awards help executive officers think like stockholders; and

•	Total compensation opportunities should be competitive.

Our board of directors believes that our current executive compensation program has been effective at linking executive compensation to our performance and aligning the interests of our executive officers with those of our stockholders. We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis in a non-binding vote, the compensation of Fluidigm Corporation named executive officers as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures set forth in the proxy statement relating to Fluidigm’s 2012 annual meeting of stockholders.”

Required Vote

The affirmative “FOR” vote of a majority of the shares present, represented, and entitled to vote on the proposal is required to approve, on an advisory basis, the compensation awarded to named executive officers for the year ended December 31, 2011. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.

Although this say-on-pay vote is advisory and, therefore, will not be binding on us, our compensation committee and our board of directors value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation of our named executive officers, we will consider our stockholders’ concerns, and the compensation committee will evaluate what actions may be necessary or appropriate to address those concerns.

Recommendation

Our board of directors recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL NUMBER 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2012. During 2011, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain audit-related services.

Notwithstanding its appointment and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Fluidigm and its stockholders. Our audit committee is submitting the appointment of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If the appointment is not ratified by our stockholders, our audit committee may reconsider whether it should appoint another independent registered public accounting firm.

Representatives of Ernst & Young LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Required Vote

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012 requires the affirmative “FOR” vote of a majority of the shares present, represented, and entitled to vote on the proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.

Recommendation

Our board of directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.

Principal Accounting Fees and Services

The following table sets forth the aggregate fees for audit services provided by Ernst & Young LLP for the years ended December 31, 2011 and December 31, 2010:

	2011	2010
Audit fees (1)	$1,101,000	$1,256,000
Audit-related fees (2)	—	3,000
Tax fees	—	—
All other fees	—	—

Total fees	$1,101,000	$1,259,000

(1)	Audit fees consist of fees billed or to be billed by E&Y for professional services rendered for the audit of the company’s annual consolidated financial statements for 2011 and 2010. Fees for 2011 and 2010 also include fees associated with the company’s public offering of its securities.
(2)	Audit-related fees relate to an online subscription for accounting information.

Policy on Audit Committee Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

Consistent with the requirements of the SEC and the Public Company Accounting Oversight Board, or PCAOB, regarding auditor independence, our audit committee has responsibility for appointing, setting compensation, and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.

All of the services of Ernst & Young LLP for 2011 and 2010 described above were pre-approved by the audit committee.

Report of the Audit Committee

The audit committee assists the board in fulfilling its oversight responsibility over Fluidigm’s financial reporting process. It is not the duty of the audit committee to plan or conduct audits or to prepare Fluidigm’s financial statements. Management has the primary responsibility for preparing the financial statements and assuring their accuracy, effectiveness, and completeness. Management is also responsible for the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for auditing Fluidigm’s financial statements and internal control over financial reporting and expressing its opinion as to whether the statements present fairly, in accordance with accounting principles generally accepted in the United States, Fluidigm’s financial condition, results of operations, and cash flows. However, the audit committee reviews and discusses the financial statements with management and the independent registered public accounting firm prior to the presentation of financial statements to our stockholders and, as appropriate, initiates inquiries into various aspects of Fluidigm’s financial affairs.

Unless the audit committee has reason to question its reliance on management or the independent registered public accounting firm, the members of the audit committee necessarily rely on information provided to them by and on the representations made by management and the independent registered public accounting firm. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles. Furthermore, the audit committee’s authority and oversight responsibilities do not independently assure that the audits of Fluidigm’s financial statements have been carried out in accordance with the standards of the PCAOB or that the financial statements are presented in accordance with accounting principles generally accepted in the United States.

In this context, the audit committee has met and held discussions with management and the independent registered public accounting firm to review Fluidigm’s audited 2011 consolidated financial statements (including the quality of Fluidigm’s accounting principles). Management represented to the audit committee that Fluidigm’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the audit committee consulted with management and the independent registered public accounting firm prior to approving the presentation of the audited 2011 consolidated financial statements to stockholders. The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T.

The audit committee has discussed with the independent accountant the independent accountant’s independence from Fluidigm and its management. As part of that review, the audit committee received the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. Based on the reviews and discussions referred to above, the audit committee recommended to the board, and the board approved, Fluidigm’s audited consolidated financial statements for the year ended December 31, 2011 for filing with the SEC as part of Fluidigm’s Annual Report on Form 10-K. The audit committee has appointed Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2012.

The Audit Committee

Patrick S. Jones (Chair)

Kenneth J. Nussbacher

Evan Jones

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by Fluidigm under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Fluidigm specifically incorporates the Report of the Audit Committee by reference therein.

EXECUTIVE OFFICERS

The names of our executive officers, their ages, their positions with Fluidigm and other biographical information as of February 29, 2012 are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position

Gajus V. Worthington	42	President, Chief Executive Officer and Director

Vikram Jog	55	Chief Financial Officer

Robert C. Jones	57	Executive Vice President, Research and Development

William M. Smith	60	Executive Vice President, Legal Affairs, General Counsel and Secretary

Fredric Walder	54	Chief Business Officer

Mai Chan (Grace) Yow	53	Executive Vice President, Worldwide Manufacturing and Managing Director of Fluidigm Singapore Pte. Ltd.

Gajus V. Worthington  is a co-founder of Fluidigm and has served as our President and Chief Executive Officer and a director since our inception in June 1999. From May 1994 to April 1999, Mr. Worthington held various staff and management positions at Actel Corporation, a public semiconductor corporation that was sold to Microsemi Corporation in 2010. Mr. Worthington received a B.S. in Physics and an M.S. in Electrical Engineering from Stanford University.

Vikram Jog  has served as our Chief Financial Officer since February 2008. From April 2005 to February 2008, Mr. Jog served as Chief Financial Officer for XDx, Inc., a molecular diagnostics company. From March 2003 to April 2005, Mr. Jog was a Vice President of Applera Corporation, a life science company that is now part of Life Technologies, Inc., and Vice President of Finance for its related businesses, Celera Genomics and Celera Diagnostics. From April 2001 to March 2003, Mr. Jog was Vice President of Finance for Celera Diagnostics and Corporate Controller of Applera Corporation. Mr. Jog received a Bachelor of Commerce degree from Delhi University and an M.B.A. from Temple University. Mr. Jog is a member of the American Institute of Certified Public Accountants.

Robert C. Jones  has served as our Executive Vice President, Research and Development since August 2005. From August 1984 to July 2005, Mr. Jones held various managerial and research and development positions at Applied Biosystems, a laboratory equipment and supplies manufacturer that was a division of Applera Corporation, including: Senior Vice President Research and Development from April 2001 to August 2005; Vice President and General Manager Informatics Division from 1998 to 2001; and Vice President PCR Business Unit from 1994 to 1998. Mr. Jones received a BSEE in Electrical Engineering and an MSEE in Computer Engineering from the University of Washington.

William M. Smith  has served as our Executive Vice President, Legal Affairs since January 2012 and as General Counsel and our Secretary since May 2000. From May 2000 to January 2012, Mr. Smith served as our Vice President, Legal Affairs and served as a director from May 2000 to April 2008. Mr. Smith served as an associate and then as a partner at the law firm of Townsend and Townsend and Crew, LLP from 1985 through April 2008. Mr. Smith received a J.D. and an M.P.A. from the University of Southern California and a B.A. in Biology from the University of California, San Diego.

Fredric Walder  has served as our Chief Business Officer since May 2010. From August 1992 to April 2010 he served in various senior executive positions at Thermo Fisher Scientific Inc., a laboratory equipment and supplies manufacturer, including as Senior Vice President, Customer Excellence from November 2006 to April 2010 and Division President, Thermo Electron Corporation from January 2000 to November 2006. Mr. Walder holds a B.S. in Chemistry from the University of Massachusetts.

Mai Chan (Grace)  Yow has served as Executive Vice President, Worldwide Manufacturing of Fluidigm Singapore Pte. Ltd., our Singapore subsidiary, since January 2012 and as Managing Director of Fluidigm Singapore Pte. Ltd. since March 2006. Ms. Yow served as Vice President, Worldwide Manufacturing, from March 2006 to January 2012. From June 2005 to March 2006, Ms. Yow served as General Manager of Fluidigm Singapore Pte. Ltd. From August 2004 to May 2005, Ms. Yow served as Vice President Engineering (Asia) for Kulicke and Soffa, a public semiconductor equipment manufacturer. From March 1991 to July 2004, Ms. Yow served as Director, Assembly Operations, Plant Facilities and EHS, for National Semiconductor Singapore, a semiconductor fabrication subsidiary of National Semiconductor Corporation. Ms. Yow received a B.E. in Electronic Engineering from Curtin University, a Certificate in Management Studies from the Singapore Institute of Management and a Diploma in Electrical Engineering from Singapore Polytechnic.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview

The compensation committee of our board of directors is responsible for establishing, implementing and monitoring adherence with our compensation philosophy. The committee seeks to ensure that the total compensation paid to our executive officers is fair and reasonable. Currently, we have six executive officers, five of which are our named executive officers. Details of 2011 compensation for our named executive officers can be found in the section entitled “Executive Compensation—Summary Compensation Table.”

This section describes our compensation program for our executive officers and how it applies to our named executive officers specifically. The discussion focuses on our executive compensation policies and decisions, and the most important factors relevant to an analysis of these policies and decisions. We address why we believe our compensation program is appropriate for us and our stockholders and explain how executive compensation is determined.

Objectives and Principles of Our Executive Compensation Program

The primary goal of our executive compensation program is to ensure that we attract, hire and retain talented and experienced executive officers who are motivated to achieve or exceed our corporate goals. We seek to have an executive compensation program that fosters synergy among our management team, incentivizes our executive officers to achieve our short-term and long-term goals, and fairly rewards our executive officers for corporate and individual performance. In determining the form and amount of compensation payable to our executive officers, we are guided by the following objectives and principles:

•

Team oriented approach to establishing compensation levels.  We believe that it is critical that our executive officers work together as a team to achieve overall corporate goals rather than focusing exclusively on individual departmental objectives.

•	Compensation should relate to performance. We believe that executive compensation should be directly linked to individual and corporate performance.

•

Equity awards help executive officers think like stockholders.  We believe that our executive officers’ total compensation should have a significant equity component because stock based awards help reinforce the executive officers’ long-term interest in our overall performance and aligns the interests of our executive officers with the interests of our stockholders.

•

Total compensation opportunities should be competitive.  We believe that our total compensation programs should be competitive so that we can attract, retain and motivate talented executive officers who will help us to perform better than our competitors.

Historically, our compensation committee has focused significantly on the affordability of our compensation arrangements. As a result, our compensation committee placed greater emphasis on non-cash equity incentive compensation. The determination of our compensation committee as to the appropriate use and weight of each component of executive compensation is subjective, based on its views of the relative importance of each component in meeting our overall objectives and factors relevant to the executive officer. Except as described herein, the compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between cash and non-cash compensation, among different forms of non-cash compensation or with respect to long-term and short-term performance.

Role of the Compensation Committee and Executive Officers in Setting Executive Compensation

The compensation committee has principal responsibility for reviewing our executive compensation structure, evaluating performance by our executive officers relative to our corporate objectives and approving executive compensation. Members of the compensation committee are appointed by our board of directors. In January 2011, our compensation committee consisted of Samuel D. Colella and Raymond J. Whitaker. Evan Jones and John A. Young joined the compensation committee on March 31, 2011 and May 18, 2011, respectively. Dr. Whitaker’s service on our board of directors and compensation committee ended on September 8, 2011 and, since then, our compensation committee has been comprised of Samuel D. Colella (Chairman), Evan Jones and John A. Young. Our compensation committee held ten meetings during 2011.

Our board of directors determined that each current member of our compensation committee is an independent director under the NASDAQ rules and an outside director for purposes of Section 162(m) of the Internal Revenue Code. Additionally, our board of directors determined that Evan Jones and John A. Young are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. To comply with Rule 16b-3 of the Exchange Act, equity incentives for executive officers are approved by a special committee comprised solely of “non-employee directors” pursuant to the rule.

Our compensation committee operates under a written charter adopted by our board of directors, which establishes the duties and authority of the compensation committee. A copy of our compensation committee charter is available on our website at http://investors.fluidigm.com/governance.cfm.

The fundamental responsibilities of our compensation committee are to:

•	assist the board of directors in providing oversight of the company’s compensation policies, plans and benefits programs;

•

assist the board of directors in discharging the board’s responsibilities relating to oversight of the compensation of the company’s executive officers (including officers reporting under Section 16 of the Exchange Act);

•	review and make recommendations to the board of directors with respect to executive officer compensation, plans, policies and programs; and

•	administer our equity compensation plans for executive officers and employees.

In determining each executive officer’s compensation, our compensation committee reviews our corporate financial performance and financial condition and assesses the performance of the individual executive officers. Individual executive officer performance is evaluated by our chief executive officer, in the case of other executive officers, and by the compensation committee, in the case of our chief executive officer. While Mr. Worthington provides input on his compensation, he does not participate in compensation committee or board deliberations regarding his own compensation. Our chief executive officer meets with the compensation committee to discuss executive compensation matters and to make recommendations to the compensation committee with respect to other executive officers. The compensation committee may modify individual compensation components for executive officers and is not bound to accept the chief executive officer’s recommendations. The compensation committee makes all final compensation decisions for our executive officers and a special committee comprised solely of “non-employee directors” approves any executive officer stock option awards. In addition, it is the compensation committee’s practice to consult with the independent members of the board of directors prior to making material changes to our compensation policies.

Although we generally make many compensation decisions in the first quarter of the calendar year, the compensation evaluation process is ongoing. Compensation discussions and decisions are designed to promote our fundamental business objectives and strategy. Evaluation of management performance and rewards are performed annually or more often as needed. The compensation committee has the discretion to (i) increase, reduce or eliminate the bonus plan participant’s bonus award and/or (ii) increase an executive officer’s base salary in connection with a promotion or increased responsibilities during the year in the event that it determines that circumstances warrant. With regard to the bonus plan, the compensation committee may, in its sole discretion, determine the amount of any reduction on the basis of such factors as it deems relevant.

2011 Advisory Stockholder Vote on Executive Compensation

We value the opinions of our stockholders. At the 2011 annual meeting of stockholders, more than 99% of the votes cast on the say-on-pay proposal were in favor of our executive compensation program described in last year’s proxy statement. In light of this strong stockholder support, our compensation committee affirmed our general principles and objectives relating to executive compensation and continues to apply such principles and objectives to our executive compensation program.

Elements of Executive Compensation

The primary components of our executive compensation program are base salary, an annual incentive bonus plan and stock option awards. In addition, we have entered into severance and change of control agreements with our executive officers and provide our executive officers with health and other benefits that are generally available to all employees.

Base Salary

We pay an annual base salary to each of our executive officers in order to provide them with a fixed rate of cash compensation during the year. Our executive compensation philosophy is team oriented as our success is dependent on our management team’s ability to work together to accomplish our corporate objectives. Therefore, we seek to provide our executive officers with comparable levels of base salary based largely on overall company performance.

2011 Base Salary.  In March 2011, the compensation committee reviewed our executive officers’ base salaries in light of general market conditions in the San Francisco Bay Area life science industry and our financial condition. The compensation committee concluded that there was significant competition for executive talent in our industry, but that overall wage levels for executive officers at life science companies in the San Francisco Bay Area had increased only slightly during 2010. The compensation committee increased the base salaries of our named executive officers between 2% and 5%, as set forth below, with the exact percentage being determined based on each named executive officer’s success in executing his departmental responsibilities during 2010 or, in the case of Mr. Worthington, based on his leadership and management performance. The base salary increases were made retroactive to January 1, 2011. The compensation committee did not rely on any formal compensation survey data in making its assessment.

Named Executive Officer	2011 Base Salary		Percentage Increase from 2010 Base Salary
Gajus V. Worthington President and Chief Executive Officer	$318,826	*	5.0%*
Vikram Jog Chief Financial Officer	$303,576		5.0%
Robert C. Jones Executive Vice President, Research and Development	$288,140		2.5%
William M. Smith Vice President, Legal Affairs and General Counsel	$300,955		5.0%
Frederic Walder Chief Business Officer	$296,757		2.3%**

*	Mr. Worthington’s base salary was subsequently increased to $350,000 (retroactive to January 1, 2011), representing an increase of 15.27% from his 2010 base salary, based on an executive compensation survey performed by Radford in May 2011, as discussed below.
**	Mr. Walder received a pro-rated percentage increase to reflect the fact that he was employed by us for only part of 2010.

Survey on 2011 Executive Compensation.  The compensation committee has the authority to engage the services of outside consultants, and in May 2011 it directly engaged Radford, an independent compensation consulting firm, as its compensation consultant to advise the compensation committee on matters related to executive compensation for 2011. Among other activities, Radford:

•	assisted us in identifying a group of peer companies for purposes of benchmarking our levels of compensation;

•	gathered and analyzed compensation data from those peer companies as well as from other available compensation surveys; and

•	assisted us in assessing the competitiveness of our executive officer compensation program and developing a going-forward equity strategy.

As part of its compensation assessment, Radford reviewed companies comparable to us with respect to industry or technological focus, market capitalization, revenue and headcount. The companies considered by our compensation committee and Radford as our industry peer companies were as follows:

• ABIOMED	• Cutera	• Sequenom
• Alphatec Holdings	• Hansen Medical	• Solta Medical
• Caliper Life Sciences	• Orthovita	• Stereotaxis
• Complete Genomics	• Pacific Biosciences
• Conceptus	• Palomar Medical Technologies

With respect to base salary, Radford’s compensation assessment concluded that our 2011 executive base salaries placed us between the 25th to 50th percentiles of comparable companies (not taking into account our chief executive officer base salary, whose base salary was well below the 25th percentile). Taking into account our chief executive officer base salary as well, the survey indicated that our executive base salaries placed us at the 25th percentile of comparable companies.

As a newly-public company, the compensation committee generally targeted a cash compensation program between the market 25th and 50th percentiles. Based upon the survey, our compensation committee determined that 2011 base salary for our named executive officers (other than our chief executive officer) was reasonable as compared to our peer companies.

Adjustment of Chief Executive Officer 2011 Base Salary.  In May 2011, the compensation committee further reviewed our chief executive officer’s 2011 base salary. As discussed above, our chief executive officer base salary was well below the 25th percentile of comparable companies. The compensation committee evaluated Mr. Worthington’s compensation based on his leadership role in the company, achievement of corporate and departmental objectives and his individual performance. Consistent with our team oriented approach to establishing compensation levels, the compensation committee also took into account the compensation levels of other members of our executive team and did not attempt to tie Mr. Worthington’s compensation to a specific percentile of chief executive officer compensation reported in the market compensation survey. Accordingly, the compensation committee approved an increase to Mr. Worthington’s 2011 base salary to $350,000 (retroactive to January 1, 2011), representing an aggregate increase of 15.27% from his 2010 base salary. While our adjusted chief executive officer 2011 base salary remained below the 25th percentile of peer companies represented in the Radford survey, the increase in base salary significantly narrowed the gap.

2012 Base Salary.  In February 2012, the compensation committee reviewed executive officer base salaries for 2012 and continued to target a cash compensation program between the market 25th and 50th percentiles. Based on current market conditions and industry standards, the committee determined that executive officer base salaries were reasonable and did not adjust executive officer base salaries for 2012. The compensation committee did not obtain a new executive compensation survey in connection with review of executive officer compensation for 2012. Rather, the compensation committee’s assessments of general market conditions in the life science industry, and the life science industry in the San Francisco Bay Area in particular, were based on the Radford survey obtained in May 2011 and the experience of the compensation committee members, who were and are actively involved in venture capital investing in such industry and area.

Executive Bonus Plan

General Terms of Bonus Plan.  In March 2011, the compensation committee adopted an executive bonus plan that creates a structure for our executive officer bonuses from year to year, while allowing the compensation committee to adopt specific programs each year. We currently expect to establish a cash incentive program under the executive bonus plan annually, with payment of awards being determined based all or in part on achievement of performance objectives established by the compensation committee in its discretion. Under this structure, each of our fiscal years would constitute a new performance period under the bonus plan.

The executive bonus plan generally provides that executive officers will be eligible for a bonus of up to 35% of their respective base salaries and 80% of that bonus will be based on attainment of our corporate goals. The remaining 20% of the bonus is discretionary and will be awarded by the compensation committee based on a performance evaluation of each executive officer.

Each executive officer’s (other than our chief executive officer) performance evaluation is initiated by our chief executive officer based upon achievement of corporate and individual goals, overall corporate performance and the executive officer’s contribution to that performance. The compensation committee evaluates our chief executive officer’s performance on a similar basis.

Under the terms of our bonus plan, any of the following factors may be used as a performance objective:

•    attainment of research and development milestones

•    business divestitures and acquisitions

•    cash flow and/or cash position

•    contract awards or backlog

•    customer renewals

•    customer retention rates from an acquired company, business, unit or division

•    departmental performance

•    earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings)

•    earnings per share

•    expenses, overhead or other expense reduction

•    growth in stockholder value relative to the moving average of the S&P 500 Index or another index

•    individual objectives such as peer reviews or other subjective or objective criteria

•    internal rate of return

•    market share

•    net income, net profit, net sales and/or net revenue

•    new product development

•    new product invention or innovation

•    number of customers

•    operating cash flow, expenses, income and/or margin

•    product defect measures

•    product release timelines

•    productivity

•    profit and/or gross margin

•    publicity or publication goals

•    return on assets, capital, equity, investment and/or sales

•    revenue and/or revenue growth

•    sales pipeline and orders

•    sales results and/or growth

•    stock price

•    time to market

•    total stockholder return

•    working capital

We intend for the executive bonus plan to provide a significant portion of an executive officer’s potential compensation. It is designed to help ensure that executive officers are focused on our near-term performance and on working together to achieve key corporate objectives. We expect that corporate goals will be reviewed each year and adjusted to reflect changes in our stage of development, competitive position and corporate objectives. Under the executive bonus plan, the compensation committee retains the discretion to award compensation absent attainment of a relevant performance goal, provide for cash incentive awards in excess of the target base salary percentages if it determines appropriate in its discretion, reduce or eliminate awards or provide for partial payment if performance goals are only partially met. The compensation committee may determine an adjustment to a bonus payout on the basis of such factors as it deems relevant and is not required to prospectively establish any weighting with respect to the factors it considers. We believe that maintaining this flexibility is helpful in ensuring that executive officers are appropriately compensated for their performance and are neither rewarded nor penalized as a result of unusual circumstances not foreseeable at the time the goals were developed.

As determined by the compensation committee, performance goals may be based on generally accepted accounting principles, or GAAP, or non-GAAP results. Any actual results may be adjusted by the compensation committee for one-time items or unbudgeted or unexpected items when determining whether performance goals have been meet. Goals may be evaluated on the basis of any factors the compensation committee determines relevant and may be on an individual, departmental or company-wide basis. Performance goals may differ from participant to participant under the executive bonus plan and from award to award. In addition, our compensation committee may adjust the bonus pool established under the plan and any actual awards to be made under the plan, which may be at, below, or above targets established under the plan. Based on such factors as it may deem relevant, the compensation committee may provide for partial payment of target awards under the plan if performance goals are partially met.

Survey on 2011 Target Incentive Opportunities.  As a part of the Radford survey on executive compensation discussed above, Radford reviewed the executive bonus plan adopted by the compensation committee. Radford’s review concluded that our overall executive target incentive opportunity of 35% of base salary placed us at approximately the 50th percentile of comparable companies (and at the 75th percentile of comparable companies if our chief executive officer’s bonus potential was excluded from the calculation). However, the survey indicated that our chief executive officer and chief financial officer bonus potential was below the 25th percentile of peer companies.

Adjustment to Terms of Bonus Plan.  In light of the findings of the Radford survey, in May 2011 our compensation committee approved an accelerator provision for potential bonus payouts above target under the 2011 performance period pursuant to which achievement of corporate goals in excess of established targets could result in bonus payouts to executive officers of up to 50% of base salaries.

2011 Corporate Goals.  Our 2011 corporate goals approved by our compensation committee included: (i) achieving a specified level of product revenue in 2011, (ii) achieving a specified level of grant and collaboration revenue in 2011, (iii) achieving specified levels of total revenue for each quarter in 2011, (iv) achieving specified product margins in each quarter and in 2011, and (v) achieving a specified cost structure for the company as a whole by the fourth quarter of 2011.

The compensation committee believed that these goals would be achievable with a high level of executive officer performance. The compensation committee decided to give each of the product revenue and quarterly total revenue goals twice the weight as the product margin and cost structure goals, and the grant and collaboration revenue goal half of the weight of the product margin and cost structure goals. The compensation committee retained the discretion to alter these weightings when it ultimately determines 2011 bonuses.

Achievement of Corporate Goals in 2011.  In February 2012, the compensation committee reviewed our performance in 2011 and determined that our revenue and product margin goals had been fully met but that we had not met our goal relating to corporate cost structure. Consistent with its prior decision, the compensation committee gave each of the product revenue and quarterly total revenue goals twice the weight of the product margin and cost structure goals, and the grant and collaboration revenue goal half the weight of the product margin and cost structure goals. Applying the percentage achievement of each goal to this weighting of the goals, the compensation committee determined that our goals had been 103% met. Accordingly, with respect to the portion of the target bonus based on the achievement of the 2011 corporate goals, the compensation committee determined that each named executive officer earned the maximum percentage (i.e., 80% percent) for such portion of the target bonus.

With respect to the discretionary portion of the bonus, the compensation committee reviewed each executive officer’s individual performance based upon several factors, including, as applicable, departmental performance, new product development and sales results and growth. The committee particularly noted Mr. Worthington’s leadership role in the company’s growth and success in 2011, and Mr. Smith’s significant contributions to the favorable resolution of outstanding intellectual property disputes that were deemed fundamental to the company’s continued growth and long-term success. Based upon these factors, the compensation committee allocated the following percentages relating to the discretionary portion of the bonus:

Named Executive Officer	Discretionary Bonus (20% of target bonus)
Gajus V. Worthington President and Chief Executive Officer	100% (represents bonus of 7% of base salary)
Vikram Jog Chief Financial Officer	75% (represents bonus of 5.25% of base salary)
Robert C. Jones Executive Vice President, Research and Development	75% (represents bonus of 5.25% of base salary)
William M. Smith Vice President, Legal Affairs and General Counsel	100% (represents bonus of 7% of base salary)
Frederic Walder Chief Business Officer	75% (represents bonus of 5.25% of base salary)

In addition, the compensation committee considered the management team’s contribution to the significant growth of the company and important milestones achieved during 2011, including the company’s successful and timely initial public offering, new product launches, increased sales, and compliance with new rules and regulations relating to public companies. Based upon the foregoing, the committee exercised its discretion to award each executive officer a bonus in excess of the target bonus. As a result, each named executive officer was awarded the following bonus under the executive bonus plan for 2011 performance:

Named Executive Officer	Total Bonus (as a percent of 2011 base salary)	Bonus Amount
Gajus V. Worthington President and Chief Executive Officer	42.8%	$150,000
Vikram Jog Chief Financial Officer	36.2%	$110,000
Robert C. Jones Executive Vice President, Research and Development	34.7%	$100,000
William M. Smith Vice President, Legal Affairs and General Counsel	39.9%	$120,000
Frederic Walder Chief Business Officer	36.4%	$108,000

Our named executive officers’ total cash compensation for 2011 is set forth below:

Named Executive Officer	2011 Base Salary	Bonus Amount	Total Cash Compensation	Percentile*
Gajus V. Worthington President and Chief Executive Officer	$350,000	$150,000	$500,000	Below 25th percentile
Vikram Jog Chief Financial Officer	$303,576	$110,000	$413,576	Between 25th and 50th percentiles
Robert C. Jones Executive Vice President, Research and Development	$288,140	$100,000	$388,140	Above 75th percentile
William M. Smith Vice President, Legal Affairs and General Counsel	$300,955	$120,000	$420,955	Above 75th percentile
Frederic Walder Chief Business Officer	$296,757	$108,000	$404,757	Between 25th and 50th percentiles

*	Based upon the 2011 Radford survey, taking into account actual payout of 2011 base salary and bonus, as compared to targeted total cash compensation for comparable companies.

2012 Bonus Program.  In February 2012, the compensation committee approved an executive bonus program for 2012 under the executive bonus plan. As in 2011, executive officers will be eligible for a bonus of up to 35% of their base salary, with an accelerator provision for potential bonus payouts above target which could result in bonus payouts to executive officers of up to 50% of base salaries. 80% of the bonus will be based on attainment of our 2012 corporate goals. The remaining 20% of the bonus will be awarded based on a performance evaluation of each executive officer conducted by the compensation committee with input from our chief executive officer. Our compensation committee retains the authority to provide for cash incentive awards under our cash incentive plans in excess of the target base salary percentages if it determines appropriate in its discretion. The compensation committee also retains the authority to reduce or eliminate awards or provide for partial payment if performance goals are only partially met. The compensation committee may determine the amount of any reduction on the basis of such factors as it deems relevant and is not required to prospectively establish any weighting with respect to the factors it considers.

2012 Corporate Goals.  In February 2012, our compensation committee approved our 2012 corporate goals, which include: (i) achieving a specified level of product revenue in 2012, (ii) achieving specified levels of total revenue in each quarter of 2012, (iii) achieving a specified product margin in 2012, (iv) achieving a specified cost structure for the company as a whole by the fourth quarter of 2012, (v) successfully executing on the company’s annual employee review and career development plan, (vi) successfully launching new products in 2012, and (vii) defining a corporate strategy for revenue growth through 2016. The compensation committee believes that these goals would be achievable with a high level of executive officer performance. The compensation committee decided to give each of the product revenue, total revenue and product margin goals twice the weight of each of the goals relating to profitability, employee and career development, new product launches and corporate strategy, respectively. The compensation committee retains the discretion to alter these weightings when it ultimately determines bonuses.

Stock Option Awards

We grant options to new executive officers upon the commencement of their employment and on an annual basis consider making additional grants to existing executive officers based on our overall corporate performance, individual performance and the executive officers’ existing option grants and equity holdings. We believe that stock option awards are an effective means of aligning the interests of executive officers and stockholders, rewarding executive officers for the company’s success over the long-term and providing executive officers an incentive to remain with us.

Survey on Executive Equity Ownership.  As a part of the Radford survey on executive compensation discussed above, Radford reviewed the total potential ownership for our executive officers. Radford’s review concluded that our overall executive equity ownership potential placed us between the 25th and the 50th percentiles of comparable companies.

Option Awards for 2011 Performance.  In February and March 2012, a subcommittee of the compensation committee approved stock option grants to our named executive officers as set forth below. In making its decisions, the subcommittee of the compensation committee considered the attainment of our 2011 corporate goals, each executive officer’s individual and departmental performance in 2011, and information provided by Radford relating to equity program considerations to remain competitive in the market. The subcommittee of the compensation committee targeted providing executive equity compensation between the 50th to 75th percentiles of the market based upon information provided by Radford in May 2011.

Named Executive Officer	Number of Shares Underlying Stock Option Awards*
Gajus V. Worthington President and Chief Executive Officer	100,000
Vikram Jog Chief Financial Officer	40,000
Robert C. Jones Executive Vice President, Research and Development	40,000
William M. Smith Executive Vice President, Legal Affairs and General Counsel**	70,000***
Frederic Walder Chief Business Officer	40,000
*	Each option will vest monthly at a rate of 1/48th of the shares underlying the option, commencing January 1, 2012.
**	On February 8, 2012, the board of directors promoted Mr. Smith from Vice President, Legal Affairs and General Counsel to Executive Vice President, Legal Affairs and General Counsel
***	Includes an option for 40,000 shares for 2011 performance and an option for 30,000 shares in connection with Mr. Smith’s promotion to Executive Vice President, Legal Affairs and General Counsel.

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, accidental death and dismemberment insurance, and our 401(k) plan, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers, which we believe are comparable to those provided at peer companies.

Employment and Severance Agreements

We have entered into employment and severance agreements with each of our executive officers that provide for specified payments and benefits if the executive officer’s employment is terminated without cause, or if the officer’s employment is terminated without cause or for good reason within 12 months following a change of control. The terms of these agreements are described under the section entitled “Executive Compensation—Potential Payments upon Termination or Change of Control.” We adopted these arrangements because we recognize that we will from time to time consider the possibility of an acquisition by another company or other change of control transaction and that such consideration can cause such officers to consider alternative employment opportunities. Accordingly, our board of directors concluded that it is in the best interests of our company and its stockholders to provide executive officers with certain severance benefits upon termination of employment without cause or for good reason following a change of control. Our board determined to provide such executive officers with certain severance benefits upon their termination of employment without cause outside of the change of control context in order to provide executive officers with enhanced financial security and incentive to remain with our company. In addition, we believe that providing for acceleration of options if an officer is terminated following a change of control transaction aligns the executive officer’s interest more closely with those of other stockholders when evaluating the transaction rather than putting the officer at risk of losing the benefits of those equity incentives.

In determining the amount of cash payments, benefits coverage and acceleration of vesting to be provided to executive officers upon termination prior to a change of control or within 12 months following a change of control, our board considered the following factors:

•	the expected time required for an executive officer to find comparable employment following a termination event;

•	feedback received from potential candidates for officer positions at our company as to the level of severance payments and benefits they would require to leave other employment and join our company;

•

in the context of a change of control, the amount of vesting acceleration that would align the executive officer’s interests more closely with the interests of stockholders when considering a potential change of control transaction; and

•	the period of time following a change of control during which management positions are evaluated and subject to a heightened risk of elimination.

In addition, all outstanding options granted to our employees, including our named executive officers, will become fully vested upon a change of control if the options are not assumed by the acquiring company.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 162(m), places a limit of $1,000,000 on the amount of compensation that we may deduct as a business expense in any year with respect to our chief executive officer and certain of our highly paid executive officers. We can, however, preserve the deductibility of certain performance-based compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. Under applicable tax guidance for newly-public companies, the deduction limitation generally will not apply to compensation paid pursuant to any plan or agreement that existed before the company became publicly held. In addition, compensation provided by newly-public companies through the first stockholder meeting to elect directors after the close of the third calendar year following the year in which the initial public offering occurs, or earlier upon the occurrence of certain events (e.g., a material modification of the plan or agreement under which the compensation is granted), will not be included for purposes of the Section 162(m) limit provided the arrangement was adequately described in the prospectus relating to our initial public offering. Accordingly, we believe that deductibility of all income recognized by executive officers pursuant to equity compensation granted by us through the expiration of the reliance period, will not be limited by Section 162(m). While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers, the compensation committee intends to consider tax deductibility under Section 162(m) as a factor in compensation decisions.

Section 409A of the Internal Revenue Code of 1986, as amended, or Section 409A, imposes additional taxes on certain non-qualified deferred compensation arrangements that do not comply with its requirements. These requirements regulate an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A generally also provides that distributions of deferred compensation only can be made on or following the occurrence of certain events (i.e., the individual’s separation from service, a predetermined date, a change in control, or the individual’s death or disability). For certain executive officers, Section 409A requires that such individual’s distribution commence no earlier than six (6) months after such officer’s separation from service. We have and will continue to endeavor to structure our compensation arrangements to comply with Section  409A so as to avoid the adverse tax consequences associated therewith.

Compensation Committee Report

The compensation committee oversees Fluidigm’s compensation policies, plans, and benefit programs. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Samuel D. Colella (Chair)

Evan Jones

John A. Young

The Report of the Compensation Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by Fluidigm under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Fluidigm specifically incorporates the Report of the Compensation Committee by reference therein.

Summary Compensation Table

The following table provides information regarding the compensation of our chief executive officer, chief financial officer and each of the next three most highly compensated executive officers during 2011, together referred to as our “named executive officers,” for 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Other Compensation ($)		Total ($)
Gajus V. Worthington	2011	350,000	608,469	150,000	—		1,108,469
President and Chief Executive Officer	2010	303,644	—	75,911	—		379,555
	2009	294,840	203,948	59,402	—		558,190
Vikram Jog	2011	303,576	369,652	110,000	—		783,228
Chief Financial Officer	2010	289,120	—	72,280	—		361,400
	2009	278,000	246,340	66,720	—		591,060
Robert C. Jones	2011	288,140	170,637	100,000	—		558,777
Executive Vice President Research and Development	2010	281,112	—	70,278	—		351,390
	2009	275,600	133,224	51,675	—		460,499
William M. Smith	2011	300,955	369,652	120,000	—		790,607
Executive Vice President, Legal Affairs, and General Counsel	2010	286,624	—	71,656	—		358,280
	2009	275,600	190,875	64,215	—		530,590
Fredric Walder	2011	296,757	105,221	108,000	173,918	(3)	683,896
Chief Business Officer	2010	166,750	194,000	44,950	32,073		437,773

(1)	Amounts represent the aggregate grant date fair value of options granted in the year indicated to the named executive officer calculated in accordance with FASB ASC 718 without regard to estimated forfeitures. For options granted in connection with our repricing, only the incremental value of the grant is included. See Note 11 of the notes to our audited consolidated financial statements for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.
(2)	The amounts in this column for 2011, 2010 and 2009 represent total performance-based bonuses earned for service rendered during fiscal 2011, 2010 and 2009, respectively, under our incentive bonus plan. For a description of our 2011 bonus plan, please see the section entitled “Incentive Bonus Plan” under “Compensation Discussion and Analysis” above.
(3)	Represents amounts paid to Mr. Walder to reimburse him for the cost of his relocation to California, including $57,480 as a tax gross up.

Grants of Plan-Based Awards

The following table presents information concerning each grant of an award made to a named executive officer in 2011 under any plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)			All Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold	Target	Maximum
Gajus V. Worthington	01/04/2011 (4) 03/22/2011 (3) 05/18/2011 (5)	122,500	122,500	175,000	11,560 — 70,000	8.37 — 14.60	51,228 — 557,240
Vikram Jog	01/04/2011 (4) 03/22/2011 (3) 05/18/2011 (5)	106,252	106,252	151,788	11,560 — 40,000	8.37 — 14.60	51,228 — 318,423
Robert C. Jones	1/4/2011 (4) 3/22/2011 (3) 5/18/2011 (5)	100,849	100,849	144,070	11,560 — 15,000	8.37 — 14.60	51,228 — 119,408
William M. Smith	1/4/2011 (4) 3/22/2011 (3) 5/18/2011 (5)	105,334	105,334	150,478	11,560 — 40,000	8.37 — 14.60	51,228 — 318,423
Fredric Walder	1/4/2011 (4) 3/22/2011 (3) 5/18/2011 (5)	103,865	103,865	148,379	5,780 — 10,000	8.37 — 14.60	25,614 — 79,606

(1)	The exercise price of all options granted prior to our initial public offering on February 10, 2011 was the fair market value of a share of our common stock on the date of grant, as determined in good faith by our board of directors.
(2)	Amounts represent the grant date fair value of the stock options, calculated in accordance with FASB ASC Topic 718 without regard to estimated forfeiture. See Note 11 of the notes to our audited consolidated financial statements for a discussion of assumptions made in determining the grant date fair value or incremental fair value of our stock options.
(3)	Corresponds to the date on which our compensation committee set the maximum amount payable to each of our named executive officers pursuant to our 2011 executive bonus plan and confirmed the 2011 corporate and departmental goals to be used in the final determination of such bonus amounts.
(4)	Represents awards granted under our 2009 Equity Incentive Plan.
(5)	Represents awards granted under our 2011 Equity Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning unexercised options for each named executive officer outstanding as of December 31, 2011.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Gajus V. Worthington	33,029 (2) 4,508 (3) 7,634 (4) 13,454 (4) 11,560 (5) 11,559 (6) 16,236 (7) 2,601 (8) 5,029 (9) 7,819 (10) 9,536 (11) 10,208 (12)	— — — — — — 278 3,179 751 7,195 2,024 59,792	(27) (27) (27) (27) (27) (27)	3.39 4.45 4.45 4.45 4.45 4.45 4.08 4.08 4.08 4.08 8.37 14.60	01/17/2015 05/07/2017 05/07/2017 05/07/2017 04/23/2018 04/23/2018 11/17/2019 11/17/2019 11/17/2019 11/17/2019 01/04/2021 05/17/2021

Vikram Jog	70,769 (13) 8,257 (14) 8,257 (15) 119 (16) 73 (17) 9,536 (11) 5,833 (12)	— — — — 531 2,024 34,167	(27) (27) (27)	4.45 4.45 4.45 4.08 4.08 8.37 14.60	02/06/2018 02/06/2018 02/06/2018 11/17/2019 11/17/2019 01/04/2021 05/17/2021

Robert C. Jones	66,060 (18) 13,211(4) 8,257 (19) 8,257 (14) 5,176 (20) 11,560 (5) 1,428 (20) 1,443 (23) 5,029 (9) 9,536 (11) 2,187 (12)	— — — — — — — 4,337 751 2,024 12,813	(27) (27) (27) (27)	3.39 4.45 4.45 4.45 4.45 4.45 4.45 4.08 4.08 8.37 14.60	08/02/2015 05/07/2017 04/23/2018 04/23/2018 04/23/2018 04/23/2018 04/23/2018 11/17/2019 11/17/2019 01/04/2021 05/17/2021

William M. Smith	24,412 (22) 7,431 (23) 16,515 (2) 16,514 (24) 12,143 (4) 7,344 (4) 11,560 (5) 11,559 (6) 8,257 (19) 8,257 (14) 5,202 (25) 5,029 (9) 9,536 (11) 5,833 (12)	— — — — — — — — — — 578 751 2,024 34,167	(27) (27) (27) (27)	1.82 2.42 3.39 4.45 4.45 4.45 4.45 4.45 4.45 4.45 4.08 4.08 8.37 14.60	07/15/2013 04/18/2014 01/17/2015 08/14/2016 05/07/2017 05/07/2017 04/23/2018 04/23/2018 04/23/2018 04/23/2018 11/17/2019 11/17/2019 01/04/2021 05/17/2021

Fredric Walder	45,760 (26) 4,768 (11) 1,458 (12)	69,846 1,012 8,542	(27) (27) (27)	4.45 8.37 14.60	08/26/2020 01/04/2021 05/17/2021

(1)	Unless otherwise noted, all option grants may be exercised pursuant to a restricted stock purchase agreement prior to vesting. Any shares purchased prior to vesting are subject to a right of repurchase in our favor in the event the individual ceases to provide services to us. Our right of repurchases lapses in accordance with the vesting schedule of the option.
(2)	The option was granted on January 18, 2005 and fully vested on January 18, 2009.
(3)	The option was originally granted on May 8, 2007 and was re-granted on December 23, 2009 as part of our option repricing. The option fully vested on February 1, 2009.
(4)	The option was originally granted on May 8, 2007 and was re-granted on December 23, 2009 as part of our option repricing. The option fully vested on May 1, 2010.
(5)	The option was originally granted on April 24, 2008 and was re-granted on December 23, 2009 as part of our option repricing. Based upon the option’s vesting schedule, as modified pursuant to the repricing, 93.75% of the shares subject to the option vested as of re-grant date, and 1/48th of the shares subject to the option vested monthly thereafter.
(6)	The option was originally granted on April 24, 2008 and was re-granted on December 23, 2009 as part of our option repricing. The option fully vested on December 31, 2011.
(7)	The option was granted on November 17, 2009 with the following vesting schedule: 60% of the shares subject to the option vested on the date of grant, 25% of the remaining shares subject to the option vested on February 1, 2009, and 1/48th of such remaining shares subject to the option vest monthly thereafter.
(8)	The option was granted on November 17, 2009 and vesting was based upon achievement of 2009 departmental goals. 45% of the shares subject to the option vested on January 28, 2010 and the remaining shares subject to the option will vest on December 31, 2012.
(9)	The option was granted on November 17, 2009 and vesting was based upon achievement of 2009 corporate goals. The option vested with respect to 61% of the shares subject to the option on January 28, 2010, 25% of the remaining shares subject to the option vested on April 1, 2010, and 1/48th of such remaining shares subject to the option vest monthly thereafter.
(10)	The option was granted on November 17, 2009 with the following vesting schedule: 25% of the shares subject to the option vested on November 17, 2010, and 1/48th of the shares subject to the option vest monthly thereafter.
(11)	The option was granted on January 4, 2011 with the following vesting schedule: 70% of the shares subject to the option vested on the date of grant, 25% of the remaining shares subject to the option vested on April 1, 2011, and 1/48th of such remaining shares subject to the option vest monthly thereafter.
(12)	The option was granted on May 18, 2011 with the following vesting schedule: 1/48th of the shares subject to the option vest monthly from the date of grant.
(13)	The option was originally granted on February 7, 2008 and was re-granted on December 23, 2009 as part of our option repricing. Based upon the option’s vesting schedule, as modified pursuant to the repricing, 25% of the shares subject to the option vested on May 7, 2009, and 1/48th of the shares subject to the option vest monthly thereafter.
(14)	With respect to Mr. Jog, the option was originally granted on February 7, 2008, and with respect to Messrs. Jones and Smith, the options were originally granted on April 24, 2008. The options were re-granted on December 23, 2009 as part of our option repricing. Based upon the options’ vesting schedules, as modified pursuant to the repricing, 53.75% of the shares subject to the options vested on April 30, 2009, and 1/39th of the shares subject to the options vest monthly thereafter.
(15)	With respect to Mr. Jog, the option was originally granted on February 7, 2008, and with respect to Messrs. Jones and Smith, the options were originally granted on April 23, 2008. The options were re-granted on December 23, 2009 as part of our option repricing. Based upon the options’ vesting schedules, as modified pursuant to the repricing, 63.74% of the shares subject to the options vested on April 30, 2009, 30% of the shares subject to the options vested on December 31, 2011, and 1/48th of the shares subject to the options vest monthly thereafter.
(16)	The option was granted on November 17, 2009 and vesting was based upon achievement of 2009 departmental goals. The shares subject to the option fully vested on January 28, 2010.
(17)	The option was granted on November 17, 2009 and vesting was based upon achievement of 2009 corporate goals. 70% of the shares subject to the option vested on January 28, 2010, and the remaining shares subject to the option vests as follows: 25% of the remaining shares subject to the option vested on April 1, 2010, and 1/48th of such remaining shares vest monthly thereafter.
(18)	The option was granted on August 3, 2005 and fully vested on August 3, 2009.
(19)	The option was originally granted on April 24, 2008 and was re-granted on December 23, 2009 as part of our option repricing. Based upon the option’s vesting schedule, as modified pursuant to the repricing, 73.75% of the shares subject to the option vested on the re-grant date, 20% of the shares subject to the option vested on December 31, 2011, and 1/48th of the shares subject to the option vest monthly thereafter.
(20)	The option was originally granted on April 24, 2008 and was re-granted on December 23, 2009 as part of our option re-pricing. Based upon the option’s vesting schedule, as modified pursuant to the repricing, the option fully vested on March 22, 2010.

(21)	The option was granted on November 17, 2009 and vesting was based upon achievement of 2009 departmental goals. 25% of the shares subject to the option vested on January 28, 2010 and the remaining shares subject to the option will vest on December 31, 2012.
(22)	The option was granted on July 16, 2003 and fully vested on April 1, 2007.
(23)	This option was granted on April 19, 2004 and fully vested on January 1, 2008.
(24)	The option was originally granted on August 15, 2006 and was re-granted on December 23, 2009 as part of our option repricing. Based upon the option’s vesting schedules, as modified pursuant to the repricing, the option fully vested on May 1, 2010.
(25)	The option was granted on November 17, 2009 and vesting was based upon achievement of 2009 departmental goals. 90% of the shares subject to the option vested on January 28, 2010, and the remaining shares subject to the option will vest on December 31, 2012.
(26)	The option was granted on August 26, 2010 with the following vesting schedule: 25% of the shares subject to the option vested on May 17, 2011, and 1/48th of the shares subject to the option vest monthly thereafter.
(27)	The option may not be exercised prior to vesting.

Option Exercises in 2011

The following table provides additional information about the value realized by the named executive officers on option award exercises during the year ended December 31, 2011.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Gajus V. Worthington	—	—
Vikram Jog	22,644	204,449.14
Robert C. Jones	—	—
William M. Smith	10,929	125,394.87
Fredric Walder	—	—

Our named executive officers have not been awarded any equity awards other than stock options.

Pension Benefits & Nonqualified Deferred Compensation

We do not provide a pension plan for our employees and no named executive officers participated in a nonqualified deferred compensation plan during the fiscal year ended December 31, 2011.

Employment Agreements and Offer Letters

Fredric Walder.  We are party to an offer letter dated May 3, 2010 (as amended on November 8, 2010), with Fredric Walder, our Chief Business Officer. As Chief Business Officer, Mr. Walder is responsible for overseeing all global marketing activities, developing our global sales strategy, and managing our corporate brand and positioning. Under this offer letter, we employ Mr. Walder on an at-will basis for no specified term and agree to pay him an annual base salary of $290,000, which continues to be his base salary. We have also agreed to provide him with up to $175,000 in relocation benefits and to reimburse, with a tax gross up, his commuting costs prior to relocation. Pursuant to the offer letter, we granted him an option to purchase 115,606 shares of our common stock with an exercise price of $4.45, per share, the fair value of our common stock on the date of grant. 1/4 of the shares subject to this grant vest one year after the date of his commencement of employment with us and 1/48th of the shares vest at the end of each month thereafter subject to

Mr. Walder’s continued employment with us at each applicable vesting date. Mr. Walder is also eligible to participate in our executive bonus plan and receive the same benefits upon termination or change of control as our other executive officers.

Potential Payments Upon Termination or Change of Control

We have entered into employment and severance agreements with each of our named executive officers, which require us to make payments if the named executive officer’s employment with us is terminated in certain circumstances.

Pursuant to our employment and severance agreements with our named executive officers, a “change of control” is defined as the occurrence of the following events:

•

any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, is or becomes the “beneficial owner,” as such term is defined in Rule 13d-3 under said Act, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities;

•

a change in the composition of our board occurring within a two-year period, as a result of which fewer than a majority of our directors are “incumbent directors,” which term is defined as either (i) our directors as of the execution date of the relevant agreement or (ii) directors who are elected, or nominated for election, to our board with the affirmative votes of at least a majority of the incumbent directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of our directors);

•

the date of the consummation of our merger or consolidation with any other corporation that has been approved by our stockholders, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by our voting securities or such surviving entity outstanding immediately after such merger or consolidation, or our stockholders approve a plan of our complete liquidation; or

•	the date of the consummation of the sale or disposition by us of all or substantially all of our assets.

Pursuant to our employment and severance agreements with our named executive officers, “cause” is defined as:

•	an act of dishonesty in connection with a named executive officer’s responsibilities as an employee;

•	a conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude;

•	gross misconduct;

•	an unauthorized use or disclosure of any of our proprietary information or of any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with us;

•	a willful breach of any obligations under any written agreement or covenant with us; or

•

a named executive officer’s continued failure to perform his or her employment duties after he or she has received a written demand of performance from us and has failed to cure such non-performance to our satisfaction within 10 business days after receiving such notice.

Pursuant to our employment and severance agreements with our named executive officers, “good reason” means the occurrence of one or more of the following events effected without the named executive officer’s prior consent, provided that he or she terminates his or her employment within one year thereafter:

•

the assignment to the named executive officer of any duties or a reduction of the named executive officer’s duties, either of which significantly reduces his or her responsibilities; provided that the continuance of his or her responsibilities at the subsidiary or divisional level following a change of control, rather than at the parent, combined or surviving company level following such change of control shall not be deemed “good reason” within the meaning of this clause;

•	a material reduction of the named executive officer’s base salary;

•	the relocation of the named executive officer to a facility or a location greater than 50 miles from his or her present location; or

•	a material breach by us of any material provision of the employment and severance agreement.

However, no act or omission by us shall constitute “good reason” if we fully cure that act or omission within 30 days of receiving notice from the named executive officer.

The employment and severance agreements provide that in the event the named executive officer’s employment is terminated by us or our successor without “cause” prior to a “change of control” or after 12 months following a “change of control” and the named executive officer executes a standard release of claims with us, the named executive officer is entitled to receive, in addition to such officer’s salary payable through the date of termination of employment and any other benefits earned and owed through the date of termination, the following cash payments:

•	an amount, payable in accordance with our customary payroll practices, equal to six months of the named executive officer’s base salary in effect immediately prior to the time of termination; and

•

reimbursement of costs and expenses incurred by the executive officer and his or her eligible dependents for coverage under group health plans, policies or arrangements sponsored by us for a period of up to six months, provided that such coverage is timely elected under COBRA or similar applicable state statute.

The employment and severance agreements further provide that in the event the named executive officer’s employment is terminated (i) by us or our successor without “cause” and within 12 months following a “change of control” or (ii) by the executive officer for “good reason” and within 12 months following a “change of control”, and in each case the named executive officer executes a standard release of claims with us, the executive officer is entitled to receive, in addition to such officer’s salary payable through the date of termination of employment and any other benefits earned and owed through the date of termination, the following cash payments and benefits:

•

an amount, payable in a lump sum, equal to the greater of (i) six months of the named executive officer’s base salary in effect immediately prior to the change in control or (ii) six months of the named executive officer’s base salary in effect immediately prior to the time of termination;

•

all outstanding unvested stock options, equity appreciation rights or similar equity awards then held by the named executive officer as of the date of termination will immediately vest and become exercisable as to all shares underlying such options;

•

any shares of restricted stock, restricted stock units and similar equity awards then held by the named executive officer will immediately vest and any of our rights of repurchase or reacquisition with respect to such shares will lapse as to all shares; and

•

reimbursement of costs and expenses incurred by the named executive officer and his or her eligible dependents for coverage under group health plans, policies or arrangements sponsored by us for a period of up to six months, provided that such coverage is timely elected under COBRA or similar applicable state statute.

The following table describes the payments and benefits that each of our named executive officers would be entitled to receive pursuant to the employment and severance agreements, assuming that each of the following triggers occurred on December 31, 2011: (i) their employment was terminated without “cause” prior to a “change of control” or after 12 months following a “change of control” and (ii) their employment was terminated without “cause” or by them for “good reason” within 12 months following a “change of control.”

	Employment Terminated without Cause prior to, or more than 12 Months after, a Change of Control		Employment Terminated within 12 Months after a Change of Control(1)
Name and Principal Position	Severance Payments ($)(2)	Health Care Benefits ($)(3)	Equity Acceleration ($)(4)	Severance Payments ($)(2)	Health Care Benefits ($)(3)
Gajus V. Worthington	175,000	14,348	119,496	175,000	14,348
Vikram Jog	151,788	12,327	100,157	151,788	12,327
Robert C. Jones	144,070	12,327	72,857	144,070	12,327
William M. Smith	150,477	12,846	38,753	150,477	12,846
Fredric Walder	148,378	9,272	613,475	148,378	9,272

(1)	Includes termination of the employee’s employment by the company or its successor without “cause” and termination by the employee for “good reason.”
(2)	The amounts shown in this column are equal to six months of the named executive officer’s base salary as of December 31, 2011.
(3)	The amounts shown in this column are equal to the cost of covering the named executive officer and his or her eligible dependents under our benefit plans for a period of six months, assuming that such coverage is timely elected under COBRA.

(4)	Value represents the gain the named executive officer would receive, calculated as the difference between our closing stock price on December 30, 2011 and the exercise price of all unvested in-the-money options held by such named executive officer. The closing stock price of our common stock on December 30, 2011, as reported on the NASDAQ Stock Market, was $13.16 per share.

In addition to the benefits described above, our 2011 Equity Incentive Plan, 2009 Equity Incentive Plan and 1999 Stock Option Plan provide for full acceleration of all outstanding options in the event of a change of control of our company where the successor company does not assume our outstanding options and other awards in connection with such acquisition transaction. We estimate the value of this benefit for each named executive officer to be equal to the amount listed above in the column labeled “Equity Acceleration.”

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to our employees, consultants and directors, as well as the number of shares of common stock remaining available for future issuance, under our equity compensation plans as of December 31, 2011.

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted Average Exercise Price of Outstanding Options and Rights (b)	Reserved for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders
1999 Stock Option Plan (1)	279,792	$3.93	—
2009 Equity Incentive Plan (2)	1,497,881	$5.40	—
2011 Equity Incentive Plan (3)	701,371	$14.04	665,796
Equity compensation plans not approved by security holders	—	—	—

Total	2,479,044	$7.68	665,796

(1)	The 1999 Stock Option Plan was replaced by the 2009 Equity Incentive Plan in April 2009. A total of 666,123 shares remaining available for grant under the 1999 Stock Option Plan were transferred to the 2009 Equity Incentive Plan and the 1999 Stock Option Plan was terminated for any new grants.
(2)	The 2009 Equity Incentive Plan was replaced by the 2011 Equity Incentive Plan in February 2011. A total of 56,629 shares remaining available for grant under the 2009 Equity Incentive Plan were transferred to the 2011 Equity Incentive Plan and the 2009 Equity Incentive Plan was terminated for any new grants.
(3)	The 2011 Equity Incentive Plan provides that the number of shares available for issuance under the plan will include an annual increase on the first day of each fiscal year beginning in 2012, equal to the least of: (a) 1,000,000 shares; (b) 4.0% of the outstanding shares of common stock as of the last day of our immediately preceding fiscal year; or (c) such other amount as our board of directors may determine. Pursuant to the provision, an additional 812,857 shares became available for issuance under the 2011 Equity Incentive Plan, effective January 1, 2012.

RELATED PERSON TRANSACTIONS AND SECTION 16(A) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Related Person Transactions

Investors’ Rights Agreement

We have entered into an investors’ rights agreement with certain holders of our common stock that provides for certain rights relating to the registration of their shares of common stock, including those issued upon conversion of their previously-held preferred stock.

Change in Control Agreements

We have entered into agreements providing termination and change of control benefits to our executive officers as described in the section entitled “Potential Payments Upon Termination or Change of Control” above.

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors, executive officers and certain controlling persons. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors, executive officers and certain controlling persons to the fullest extent permitted by Delaware law.

2011 Note Financing

In January 2011, we sold subordinated secured promissory notes, or the 2011 Notes, to certain of our existing investors for an aggregate purchase price of $5.0 million. The 2011 Notes accrued interest at a rate of 8% per year and all unpaid principal, accrued interest and any other amounts payable under the 2011 Notes were due and payable on the earliest to occur of: (i) the closing of the next transaction or series of transactions pursuant to which we issue and sell shares of our capital stock with the principal purpose of raising capital for aggregate gross proceeds of at least $25,000,000; (ii) the closing of a change of control of our company; (iii) January 6, 2012; or (iv) when, upon the occurrence and during the continuance of an event of default, such amounts are declared due and payable by the holders of a majority of the aggregate outstanding principal amount of the 2011 Notes. The 2011 Notes were secured by substantially all of our assets excluding intellectual property. Each investor who purchased a 2011 Note also received a warrant to purchase a number of shares of our Series E-1 convertible preferred stock equal to the quotient obtained by dividing (x) 25% of the principal amount of the 2011 Note purchased by such investor by (y) $12.11. In connection with these sales, we granted the investors certain registration rights with respect to the shares issuable upon exercise of the warrants. As a result of our initial public offering in February 2011, the warrants were net exercised for 103,182 shares of our common stock and we repaid all principal and interest outstanding under the 2011 Notes in February and March 2011.

The table below sets forth (i) the principal amount of 2011 Notes purchased by each of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of or any entities affiliated with any of the foregoing persons, and (ii) the number of shares of our Series E-1 convertible preferred stock that were issuable upon the exercise of warrants issued in connection with the purchase of our 2011 Notes.

Purchaser	Principal Amount of 2011 Note(s) Purchased	Number of Shares of Series E-1 Preferred Stock Issuable upon Exercise of Warrant(s) Issued in connection with 2011 Notes
Colella Family Trust U/D/T dated September 21, 1992(1)(4)	$400,000	8,257
Entities affiliated with Fidelity Funds (2)	533,625	11,015
Entities affiliated with Lehman Brothers Holdings, Inc. (3)	310,153	6,402
Entities affiliated with Versant Ventures (1)(4)	400,000	8,256
Vikram and Pratima Jog Family Trust u/a dated 6/23/2009 (5)	100,000	2,064
Worthington Family Trust UAD 03/06/07 (6)	25,000	515

Total	$1,768,778	36,509

(1)	Samuel D. Colella, a member of our board of directors and a managing director of Versant Ventures, is a co-trustee of the Colella Family Trust U/D/T dated September 21, 1992.
(2)	Consists of a 2011 Note in the principal amount of $41,275 and a related warrant currently exercisable for 852 shares issued to Fidelity Contrafund: Fidelity Advisor New Insights Fund, a 2011 Note in the principal amount of $376,568 and a related warrant currently exercisable for 7,773 shares issued to Fidelity Contrafund: Fidelity Contrafund, and a 2011 Note in the principal amount of $115,782 and a related warrant currently exercisable for 2,390 shares issued to Variable Insurance Products Fund II: Contrafund Portfolio, which entities are aggregated for purposes of reporting share ownership information and, at the time of the transaction, collectively held 5% or more of our capital stock.
(3)	Consists of a 2011 Note in the principal amount of $77,538 and a related warrant currently exercisable for 1,600 shares issued to Lehman Brothers Healthcare Venture Capital L.P., a 2011 Note in the principal amount of $17,341 and a related warrant currently exercisable for 357 shares issued to Lehman Brothers Offshore Partnership Account 2000/2001, L.P., a 2011 Note in the principal amount of $148,409 and a related warrant currently exercisable for 3,063 shares issued to Lehman Brothers P.A., LLC, and a 2011 Note in the principal amount of $66,865 and a related warrant currently exercisable for 1,380 shares issued to Lehman Brothers Partnership Account 2001/2001, L.P., which entities are aggregated for purposes of reporting our share ownership information and, at the time of the transaction, collectively held 5% or more of our capital stock.
(4)	Consists of a 2011 Note in the principal amount of $8,000 and a related warrant currently exercisable for 164 shares issued to Versant Affiliates Fund 1-A, L.P., a 2011 Note in the principal amount of $16,800 and a related warrant currently exercisable for 346 shares issued to Versant Affiliates Fund 1-B, L.P., a 2011 Note in the principal amount of $7,200 and a related warrant currently exercisable for 148 shares issued to Versant Side Fund I, L.P. and a 2011 Note in the principal amount of $368,000 and a related warrant currently exercisable for 7,596 shares issued to Versant Venture Capital I, L.P., which entities are aggregated for purposes of reporting our share ownership information and, at the time of the transaction, collectively held 5% or more of our capital stock. Samuel D. Colella, a managing director of Versant Ventures, is a member of our board of directors.
(5)	Vikram and Pratima Jog Family Trust u/a dated 6/23/2009 is controlled by Vikram Jog, our chief financial officer.
(6)	Worthington Family Trust UAD 03/06/07 is controlled by Gajus V. Worthington, our president, chief executive officer and a member of our board of directors.

Adjustment of Series E Conversion Price

Our sixth amended and restated certificate of incorporation, which was approved by the holders of our common stock and preferred stock on January 6, 2011, among other changes, adjusted the Series E conversion price from $24.22 to $18.63 to give the holders of our Series E preferred stock some, but not all, of their expected conversion rate adjustment, and to waive any further adjustment of the Series E conversion rate in connection with our initial public offering. As a result of this adjustment, upon conversion of the Series E preferred stock to common stock in connection with our initial public offering, each holder of Series E preferred stock was entitled to receive 1.3 shares of common stock for each share of Series E preferred stock.

The table below sets forth the additional number of shares of common stock issued or issuable to our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of or any entities affiliated with any of the foregoing persons, as a result of the adjustment to the conversion rate of the Series E preferred stock. The table also sets out the value of the additional shares of common stock at our initial public offering price of $13.50.

Holder	Shares of Common Stock Issuable upon Conversion Before Adjustment of Series E Conversion Rate	Shares of Common Stock Issuable upon Conversion After Adjustment of Series E Conversion Rate	Additional Shares of Common Stock Issuable upon Conversion After Adjustment of Series E Conversion Rate	Value of Additional Shares of Common Stock Issuable upon Conversion After Adjustment of Series E Conversion Rate
Entities affiliated with Alloy Funds (1)	55,544	72,209	16,665	$224,978
Bruce Burrows (2)	106,531	138,496	31,965	$431,528
Entities affiliated with EuclidSR Funds (3)	91,266	118,648	27,382	$369,657
Biomedical Sciences Investment Fund Pte Ltd (4)	839,824	1,091,815	251,991	$3,401,879
Entities affiliated with InterWest Funds (5)	37,513	48,770	11,257	$151,970
Entities affiliated with Lehman Brothers Holdings, Inc. (6)	68,827	89,475	20,648	$278,748
SMALLCAP World Fund, Inc. (7)	773,470	1,005,551	232,081	$3,133,094
Entities affiliated with Versant Ventures (8)	108,853	141,512	32,659	$440,897
Entities affiliated with Fidelity Funds (9)	1,085,783	1,411,575	325,792	$4,398,192

Total	3,167,611	4,118,051	950,440	$12,830,943

(1)	Consists of 728 shares of our Series E Preferred Stock held of record by Alloy Partners 2002, L.P.; 27,043 shares of our Series E Preferred Stock held of record by Alloy Ventures 2002, L.P.; and 27,773 shares of our Series E Preferred Stock held of record by Alloy Ventures 2005, L.P. Michael Hunkapiller, an affiliate of Alloy Ventures, served as a member of our board of directors until May 6, 2010.
(2)	Consists of 93,060 shares of our Series E Preferred Stock and a warrant to purchase 13,471 shares of our Series E Preferred Stock. At the time of the transaction, Bruce Burrows was a holder of 5% or more of our capital stock. He served as a member of our board of directors from January 3, 2000 to January 15, 2008.
(3)	Consists of 36,461 shares of our Series E Preferred Stock and a warrant to purchase 9,172 shares of our Series E Preferred Stock held of record by EuclidSR Biotechnology Partners, L.P., and 36,461 shares of our Series E Preferred Stock and a warrant to purchase 9,172 shares of our Series E Preferred Stock held of record by EuclidSR Partners, L.P. Raymond J. Whitaker, Ph.D., an affiliate of Euclid SR Partners, served as a member of our board of directors until September 8, 2011.
(4)	Consists of 806,088 shares of our Series E Preferred Stock and a warrant to purchase 33,736 shares of our Series E Preferred Stock. Biomedical Sciences Investment Fund Pte Ltd was a holder of 5% or more of our capital stock at the time of the transaction. Jeremy Loh, an affiliate of Biomedical Sciences Investment Fund Pte Ltd, was a member of our board of directors until March 10, 2011.
(5)	Consists of 1,712 shares of our Series E Preferred Stock held of record by Interwest Investors VII, L.P. and 35,801 shares of our Series E Preferred Stock held of record by Interwest Partners VII, L.P. These affiliated entities collectively held 5% or more of our capital stock at the time of the transaction.
(6)	Consists of 13,748 shares of our Series E Preferred Stock and a warrant to purchase 3,457 shares of our Series E Preferred Stock held of record by Lehman Brothers Healthcare Venture Capital L.P.; 3,075 shares of our Series E Preferred Stock and a warrant to purchase 773 shares of our Series E Preferred Stock held of record by Lehman Brothers Offshore Partnership Account 2000/2001, L.P.; 26,317 shares of our Series E Preferred Stock and a warrant to purchase 6,691 shares of our Series E Preferred Stock held of record by Lehman Brothers P.A. LLC; and 11,856 shares of our Series E Preferred Stock and a warrant to purchase 2,982 shares of our Series E Preferred Stock held of record by Lehman Brothers Partnership Account 2000/2001, L.P. These affiliated entities collectively held 5% or more of our capital stock at the time of the transaction.

(7)	Consists of 757,073 shares of our Series E Preferred Stock and a warrant to purchase 16,397 shares of our Series E Preferred Stock. SMALLCAP World Fund, Inc. was a holder of 5% or more of our capital stock at the time of the transaction.
(8)	Consists of 1,589 shares of our Series E Preferred Stock and a warrant to purchase 369 shares of our Series E Preferred Stock held of record by Versant Affiliates Fund 1-A, L.P.; 3,989 shares of our Series E Preferred Stock and a warrant to purchase 1,090 shares of our Series E Preferred Stock held of record by Versant Affiliates Fund 1-B, L.P.; 1,610 shares of our Series E Preferred Stock and a warrant to purchase 419 shares of our Series E Preferred Stock held of record by Versant Side Fund I, L.P.; and 79,684 shares of our Series E Preferred Stock and a warrant to purchase 20,139 shares of our Series E Preferred Stock held of record by Versant Venture Capital I, L.P. These affiliated entities collectively held 5% or more of our capital stock at the time of the transaction. Additionally, Samuel D. Colella, an affiliate of Versant Ventures, is a member of our board of directors.
(9)	Consists of 83,193 shares of our Series E Preferred Stock held of record by Fidelity Contrafund: Fidelity Advisor New Insights Fund; 759,006 shares of our Series E Preferred Stock held of record by Fidelity Contrafund: Fidelity Contrafund; and 238,421 shares of our Series E Preferred Stock and a warrant to purchase 5,163 shares of our Series E Preferred Stock held of record by Variable Insurance Products Fund II: Contrafund Portfolio. These affiliated entities collectively held 5% or more of our capital stock at the time of the transaction.

Economic Development Board Tax Incentive Proposal

On March 4, 2011, the Economic Development Board of Singapore, or EDB, notified the company that it granted our application relating to potential tax incentives for our business in Singapore. On April 24, 2011, we executed our acceptance of EDB’s tax incentive proposal. Under the terms of the proposal, we may become entitled to various tax incentives depending on the size and scope of our business in Singapore and on our aggregate investments in Singapore, in each case as of specified measurement dates. We do not expect the proposal acceptance to have a material impact on our business, operating results, or financial condition in future periods because the availability of the tax incentives will depend entirely on the long-term development of our business. The EDB is an agency of the Government of Singapore, and affiliated entities of EDB, BioMedical Sciences Investment Fund Pte Ltd and Singapore Bio-Innovations Pte Ltd, are holders of approximately 9% of our outstanding shares of common stock as of February 29, 2012.

Policy Concerning Audit Committee Approval of Related Person Transactions

Our board of directors and audit committee have adopted a formal policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors if it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Fluidigm’s directors, executive officers, and holders of more than 10% of its common stock to file with the SEC reports regarding their ownership and changes in ownership of Fluidigm’s securities. We believe that our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements in 2011.

SECURITY OWNERSHIP

The following table sets forth information, as of February 29, 2012, concerning, except as indicated by the footnotes below:

•	Each person who we know beneficially owns more than five percent of our common stock;

•	Each of our directors and nominees for the board of directors;

•	Each of our named executive officers; and

•	All of our directors and executive officers as a group.

Unless otherwise noted below, the address of each person listed on the table is c/o Fluidigm Corporation, 7000 Shoreline Court, Suite 100, South San Francisco, California 94080.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 20,421,444 shares of common stock outstanding at February 29, 2012. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of February 29, 2012. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an asterisk (“*”).

The information provided in the table is based on our records, information filed with the SEC, and information provided to Fluidigm, except where otherwise noted.

Name of Beneficial Owner	Shares Beneficially Owned	Options Exercisable Within 60 Days	Total Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Stockholders:
Entities affiliated with the Singapore government (1)	1,799,511	—	1,799,511	8.81%
Wasatch Advisors, Inc. (2)	1,691,961	—	1,691,961	8.29%
Entities affiliated with Fidelity Funds (3)	1,495,422	—	1,495,422	7.32%
Entities affiliated with Capital (4)	1,484,234	—	1,484,234	7.27%
Entities affiliated with TCW (5)	1,166,895	—	1,166,895	5.71%
Entities affiliated with Versant Funds (6)	1,050,940	—	1,050,940	5.15%

Directors and Named Executive Officers:
Gajus V. Worthington (7)	315,159	147,263	462,422	2.25%
Samuel D. Colella (8)	1,059,186	17,340	1,076,526	5.27%
Vikram Jog (9)	2,061	92,128	94,189	*
Evan Jones (10)	75,668	7,500	83,168	*
Patrick S. Jones (11)	—	7,500	7,500	*
Robert C. Jones (12)	—	128,747	128,747	*
Kenneth J. Nussbacher (13)	169	50,370	50,539	*
William M. Smith (14)	49,545	151,778	201,323	*
Fredric Walder (15)	—	65,097	65,097	*
John A. Young (16)	849	17,340	18,189	*
All directors and executive officers as a group (11 persons) (17)	1,502,637	772,870	2,275,507	10.74%

*	Less than one percent.
(1)	Consists of 1,671,486 shares held of record by Biomedical Sciences Investment Fund Pte Ltd , or BMSIF, and 128,025 shares held of record by Singapore Bio-Innovations Pte Ltd, or SBI. EDB Investments Pte Ltd, or EDB Investments, is the parent entity of BMSIF and SBI. The Economic Development Board of Singapore, or EDB, is the parent entity of EDB Investments. EDB is a Singapore government entity. EDB Investments, EDB and the Singapore government may be deemed to have shared voting and dispositive power over the shares owned beneficially and of record by BMSIF and SBI. The address associated with entities affiliated with EDB is 250 North Bridge Road, #20-02, Raffles City Tower, Singapore 179101.
(2)	Based solely on the most recently available Schedule 13G filed with the SEC. Consists of 1,691,961 shares held of record by Wasatch Advisors, Inc., or Wasatch, a registered investment advisor under the Investment Advisers Act of 1940, as amended. The address of Wasatch is 150 Social Hall Avenue, Suite 400, Salt Lake City, UT 84111.
(3)	Based solely on the most recently available Schedule 13G filed with the SEC. Consists of 1,027,387 shares held of record by Fidelity Contrafund and an aggregate of 312,345 shares held of record by Fidelity Contrafund: Fidelity Advisor New Insights Fund and Variable Insurance Products Fund II: Contrafund Portfolio, or collectively, the Fidelity Funds. Each of the Fidelity Funds is a registered investment fund advised by Fidelity Management & Research Company, or FMR Co., a registered investment adviser under the Investment Advisers Act of 1940, as amended. The address of FMR Co., a wholly-owned subsidiary of FMR LLC, is 82 Devonshire Street, Boston MA 02109. Edward C. Johnson 3d, FMR LLC, through its control of FMR Co., and each of the Fidelity Funds has power to dispose of the securities owned by such fund. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has sole power to vote or direct the voting of the shares owned directly by each of the Fidelity Funds, which power resides with each Fidelity Fund’s Board of Trustees.
(4)	Based solely on the most recently available Schedule 13G filed with the SEC. Consists of 1,484,234 shares beneficially owned by Capital World Investors, or Capital, a division of Capital Research and Management Company, in its capacity as investment advisor to various investment companies. The address of the entities affiliated with Capital is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

(5)	Based solely on the most recently available Schedule 13G filed with the SEC. Consists of 1,166,895 shares beneficially owned by Trust Company of the West, TCW Asset Management Company and TCW Investment Management Company in their capacities as investment advisors, or collectively, the TCW Subs. The TCW Subs are wholly-owned subsidiaries of The TCW Group, Inc., a parent holding company. The address of the entities affiliated with The TCW Group is 865 South Figueroa Street, Los Angeles, CA 90017.
(6)	Based in part on the most recently available Schedule 13G filed with the SEC. Consists of 961,349 shares held of record by Versant Venture Capital I, L.P., 17,696 shares held of record by Versant Affiliates Fund I-A, L.P., 51,878 shares held of record by Versant Affiliates Fund I-B, L.P. and 20,017 shares held of record by Versant Side Fund I, L.P., or collectively, the Versant Funds. Voting and investment power over the shares directly held by the Versant Funds is held by Versant Ventures I, LLC, their sole general partner. Samuel D. Colella, a member of our board of directors, is a managing member of Versant Ventures I, LLC but he disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in such shares. The individual general partners of Versant Ventures I, LLC are Brian G. Atwood, Samuel D. Colella, Ross A. Jaffe, William J. Link, Barbara N. Lubash, Donald B. Milder, and Rebecca B. Robertson, all of whom share voting and dispositive control. Each individual general partner disclaims beneficial ownership of these shares, except to the extent of his/her pecuniary interest in such shares. The address of the entities affiliated with the Versant Funds is 3000 Sand Hill Road, Building Four, Suite 210, Menlo Park, CA 94025.
(7)	Consists of 315,159 shares held of record by the Worthington Family Trust dtd 3-6-07, of which Mr. Worthington is a trustee, and options to purchase 147,263 shares of common stock that are exercisable within 60 days of February 29, 2012.
(8)	Consists of the shares held of record by the Versant Funds, options to purchase 17,340 shares of common stock held by Mr. Colella that are exercisable within 60 days of February 29, 2012, and 8,246 shares held by the Colella Family Trust, of which Mr. Colella is a trustee. Mr. Colella disclaims beneficial ownership of the shares held by the Versant Funds, except to the extent of his pecuniary interest therein.
(9)	Consists of 2,061 shares held by the Vikram and Pratima Jog Family Trust U/A DATED 6/23/2009, of which Mr. Jog is a trustee, and options to purchase 92,128 shares of common stock that are exercisable within 60 days of February 29, 2012 (excludes 5,661 vested shares that were purchased on March 7, 2012 pursuant to an option exercise and sold the same day).
(10)	Consists of 75,668 shares held of record by jVen Capital, LLC, of which Mr. Jones is a managing member, and options to purchase 7,500 shares of common stock that are exercisable within 60 days of February 29, 2012.
(11)	Consists of options to purchase 7,500 shares of common stock that are exercisable within 60 days of February 29, 2012.
(12)	Consists of options to purchase 135,460 shares of common stock that are exercisable within 60 days of February 29, 2012 (excludes 7,000 vested shares that were purchased on March 1, 2012 pursuant to an option exercise and sold on the same day).
(13)	Consists of 169 shares held of record by the Nussbacher Revocable Trust dated October 6, 1999, of which Mr. Nussbacher is a trustee, and options to purchase 50,370 shares of common stock that are exercisable within 60 days of February 29, 2012.
(14)	Consists of 49,545 shares held of record by Mr. Smith, and options to purchase 151,778 shares of common stock that are exercisable within 60 days of February 29, 2012.
(15)	Consists of options to purchase 65,097 shares of common stock that are exercisable within 60 days of February 29, 2012.
(16)	Consists of 849 shares held of record by the Young Family Trust dated September 8, 1986, of which Mr. Young is a trustee, and options to purchase 17,340 shares of common stock that are exercisable within 60 days of February 29, 2012.
(17)	Consists of 1,501,619 shares held of record by the current directors and executive officers, and options held by the current directors and executive officers to purchase 772, 870 shares of common stock that are exercisable within 60 days of February 29, 2012.

OTHER MATTERS

We know of no other matters to be submitted at the 2012 annual meeting. If any other matters properly come before the 2012 annual meeting, it is the intention of the persons named in the proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by a properly submitted proxy.

It is important that your shares be represented at the 2012 annual meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.

THE BOARD OF DIRECTORS

South San Francisco, California

March 26, 2012

FLUIDIGM CORPORATION ATTN: WILLIAM M. SMITH

7000 SHORELINE COURT, SUITE 100 SOUTH SAN FRANCISCO, CA 94080

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M43074-P20574 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

FLUIDIGM CORPORATION

The Board of Directors recommends that you vote FOR the following nominee for Class II director:

1. Election of Director

For Abstain Nominee:

01) John A. Young ! !

The Board of Directors recommends that you vote FOR Proposal NOTE: In the discretion of the proxies, such other business as may properly come before the meeting and at any adjournments or postponements thereof. The proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of the nominee as director, FOR the approval of our executive compensation program, and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.

Two: For Against Abstain

2. To approve our executive compensation program for the year ended December 31, 2011, on an advisory (non-binding) basis. ! ! !

The Board of Directors recommends that you vote FOR Proposal Three:

3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012. ! ! !

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and 2011 Annual Report are available at www.proxyvote.com.

M43075-P20574

FLUIDIGM CORPORATION Annual Meeting of Stockholders May 16, 2012 at 10:00 AM (Pacific Time) This proxy is solicited by the Board of Directors

The undersigned stockholder hereby appoints Gajus V. Worthington, Vikram Jog and William M. Smith, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FLUIDIGM CORPORATION that the stockholder is entitled to vote at the Annual Meeting of Stockholder to be held at 10:00 AM (Pacific Time) on May 16, 2012, at the offices of Wilson Sonsini Goodrich & Rosati, P.C. located at 650 Page Mill Road, Palo Alto, California 94304, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side